EXHIBIT 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

BROWN SHOE COMPANY, INC.,

BROWN SHOE NETHERLANDS B.V.,

AMERICAN SPORTING GOODS CORPORATION,

THE SELLERS NAMED HEREIN and

Jerome A. Turner, in his capacity as the Representative

Dated as of February 17, 2011

INDEX OF DEFINED TERMS

Accounts Receivable
Action
Affiliate
Aggregate Purchase Price
Agreement
Annual Financial Statements
ASG Asia
Balance Sheet
Base Escrow Amount
Brown Shoe Charitable Trust
Business Day
Buyer
Buyer Cap
Buyer Indemnified Persons
Cash Consideration
CERCLA
Charitable Escrow Amount
Closing
Closing Date
COBRA
Code
Company
Company Capital Stock
Company Common Stock
Company Disclosure Schedules
Company Intellectual Property
Company Material Adverse Effect
Company Parties
Company Preferred Stock
Consulting Agreement
Contract
Contracts
Contribution Agreement
Dechert
Defense Notice
Earnout Agreement
Electronic Dealroom
Employee Promissory Notes
Environmental Claim
Environmental Law
ERISA
Escrow Account
Escrow Agent
Escrow Agreement
Escrow Amount
Excess Transaction Expenses
Financial Statements
Former Employee Common Stockholders
Founding Stockholders
Fundamental Reps
Governmental Authority
Governmental Authorization
Hazardous Materials
Indebtedness
Indemnification Threshold
Indemnified Losses
Indemnified Party
Indemnifying Party
Intellectual Property
Interim Financials
IRS
Law
Leased Real Property
Liens
Losses
Lost Certificate Affidavit
Material Adverse Effect
Material Contract
Non-Competition Agreements
Order
Ordinary Course of Business
Parent
Parties
Party
Percentage
Permits
Permitted Liens
Person
Plan
Plans
PRC
PRC Subsidiaries
Real Property Lease
Real Property Leases
Release
Releasees
Representative
Seller
Seller Indemnified Persons
Seller Transaction Expenses
Sellers
Sellers Cap
Software
Special Third Person Claim
Statement
Subsidiary
Tax
Tax Attributes
Tax Return
Tax Returns
Taxes
Third Person
Third Person Claim
WII
Willful misconduct

ARTICLE 1.	PURCHASE, CONTRIBUTION AND SALE

1.1.	Purchase, Contribution and Sale of Shares of Company Capital Stock

1.2.	Closing

1.3.	Purchase Price

1.4.	Deliveries of the Representative at Closing

1.5.	Deliveries of Buyer at Closing

1.6.	Lost Stock Certificates

1.7.	Escrow

1.8.	Payment Mechanics of Seller Transaction Expenses

1.9.	Sellers’ Representative; Actions

ARTICLE 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1.	Organization, Qualification

2.2.	Subsidiaries

2.3.	Capitalization

2.4.	Authorization; Enforceability; Non-contravention; Consents

2.5.	Financial Statements

2.6.	Books and Records; Business Practices

2.7.	No Undisclosed Liabilities

2.8.	Taxes

2.9.	Assets and Real Property

2.10.	Necessary Property

2.11.	Accounts Receivable; Inventories

2.12.	Material Contracts

2.13.	Intellectual Property

2.14.	Litigation

2.15.	Insurance

2.16.	Absence of Certain Changes

2.17.	No Breach of Law or Governing Document; Licenses and Permits

2.18.	Transactions with Related Persons

2.19.	Environmental Matters

2.20.	Labor Matters

2.21.	Employee Benefit Matters

2.22.	Customers and Suppliers

2.23.	Foreign Operations and Export/Import Compliance

2.24.	Brokers, Finders

2.25.	Investment Company

2.26.	Company Material Adverse Effect

2.27.	No Additional Representations

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1.	Authorization; Enforceability

3.2.	Ownership of Shares

3.3.	Representation by Counsel

3.4.	Brokers, Finders

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

4.1.	Organization; Authorization

4.2.	Non-Contravention; Consents

4.3.	Brokers, Finders

4.4.	Litigation

4.5.	Acknowledgement by Parent and Buyer

4.6.	No Additional Representations

ARTICLE 5.	ADDITIONAL COVENANTS

5.1.	Public Announcements; Confidentiality

5.2.	Further Assurances

5.3.	Taxes

5.4.	Seller Release

5.5.	Legal Representation

5.6.	Reliance

ARTICLE 6.	INDEMNIFICATION

6.1.	Survival of Representations and Warranties and Covenants

6.2.	Indemnification of Parent and Buyer

6.3.	Indemnification of the Sellers

6.4.	Notice of Claim

6.5.	Right to Contest Claims of Third Persons

6.6.	Limitations on Indemnity

ARTICLE 7.	MISCELLANEOUS PROVISIONS

7.1.	Notice

7.2.	Entire Agreement

7.3.	Assignment; Binding Agreement

7.4.	Counterparts

7.5.	Headings; Interpretation; Company Disclosure Schedules

7.6.	Expenses
7.7.	Remedies Cumulative

7.8.	Governing Law

7.9.	Submission to Jurisdiction; Waivers

7.10.	No Waiver

7.11.	Severability

7.12.	Amendments

7.13.	No Third Party Beneficiaries

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 17, 2011, by and among BROWN SHOE COMPANY, INC., a New York corporation (“Parent”), BROWN SHOE NETHERLANDS B.V., a Dutch Besloten Vennootschap met beperkte aansprakelijkheid and a wholly-owned, indirect subsidiary of Parent (“Buyer”), AMERICAN SPORTING GOODS CORPORATION, a Delaware corporation (the “Company”), the individual stockholders listed on the signature pages hereto (each a “Seller,” and collectively, the “Sellers”), and Jerome A. Turner, as the initial Representative.  Parent, Buyer, the Company, the Sellers and the Representative are referred to herein each as a “Party” and together as the “Parties.”

RECITALS

A.           The Sellers own all of the issued and outstanding (i) 10% Cumulative Redeemable Voting Preferred Stock, Series A of the Company, par value $0.0001 (the “Company Preferred Stock,”) and (ii) the Common Stock of the Company, par value $0.0001 (the “Company Common Stock”).  The Company Preferred Stock together with the Company Common Stock shall be referred to herein as the “Company Capital Stock”).

B.           The Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Company Preferred Stock, on the terms and conditions hereinafter set forth.

C.           The Sellers wish to contribute their respective shares of Company Common Stock as a contribution of the capital of the Company, on the terms and conditions hereinafter set forth.

D.           Immediately prior to the Closing, employees of the Company who held shares of Company Common Stock and who were obligors under full recourse promissory notes payable to Jerome A. Turner and Margaret Oung (a/k/a Margaret Uon) (Mr. Turner, with Ms. Oung, the “Founding Stockholders”), as attorneys-in-fact for certain Sellers (the “Employee Promissory Notes”), contributed to the capital of the Company, and the Company accepted from such employees (the “Former Employee Common Stockholders”) the Company Common Stock held by such Former Employee Common Stockholders, on the terms and conditions set forth in the contribution agreement dated as of the date hereof and attached hereto as Exhibit A (the “Contribution Agreement”).  At the time of such contribution, the Employee Promissory Notes were cancelled and released in full by the Founding Stockholders.

E.           The Aggregate Purchase Price (as defined below) is less than the total of the Series A Liquidation Preferences (as defined in Paragraph B.2 of the Certificate of Designations of the Company Preferred Stock) that the holders of Company Preferred Stock are collectively entitled to receive in connection with the transactions contemplated by this Agreement.  As such, pursuant to the constituent documents of the Company, except with respect to the cancellation of the Employee Promissory Notes as described in the Contribution Agreement, the holders of the Company Common Stock are not entitled to receive any consideration in connection with the transactions contemplated by this Agreement or the Contribution Agreement with respect to the Company Common Stock.

F.           The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby, including the purchase of the Company Capital Stock.

G.           The Boards of Directors of Parent and Buyer have unanimously approved this Agreement and the transactions contemplated hereby, including the purchase by Buyer of the Company Capital Stock.

H.           As a condition and inducement to Parent and Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, Jerome A. Turner has entered into a consulting agreement dated as of the date hereof and attached hereto as Exhibit B (the “Consulting Agreement”).

I.           As a condition and inducement to Parent and Buyer entering into this Agreement, concurrently with the execution and delivery of this Agreement, each of the Founding Stockholders has entered into a non-competition agreement dated as of the date hereof and attached hereto as Exhibit C (collectively, the “Non-Competition Agreements”).

J.           Concurrently with the execution and delivery of this Agreement, Parent, Buyer, the Representative and the Sellers have entered into an earnout agreement dated as of the date hereof and attached hereto as Exhibit D (the “Earnout Agreement”).

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1.

PURCHASE, CONTRIBUTION AND SALE

1.1. Purchase, Contribution and Sale of Shares of Company Capital Stock.

(a) Pursuant to the terms of this Agreement, at the Closing, the Sellers hereby sell and deliver to Buyer, and Buyer hereby purchases from the Sellers, the shares of Company Preferred Stock as set forth opposite such Seller’s name on Annex 1 hereto, free and clear of all Liens.

(b) Pursuant to the terms of this Agreement, at the Closing, the Sellers hereby contribute and deliver to the Company, and the Company hereby accepts from the Sellers as a contribution to its capital, their respective shares of Company Common Stock as set forth opposite such Seller’s name on Annex 1 hereto, free and clear of all Liens.

1.2. Closing.  The purchase, contribution and sale of the Company Capital Stock contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Bryan Cave, LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri, 63102, at 9:00 a.m., local time, on February 17, 2011 (the “Closing Date”).

1.3. Purchase Price.

(a) For purposes of this Agreement, the “Aggregate Purchase Price“ for the Company Preferred Stock shall consist of:

(i) One Hundred Forty Million Dollars ($140,000,000.00) in cash minus the amount of the Excess Transaction Expenses, if any (such net amount, the “Cash Consideration”); plus

(ii) Three Million Dollars ($3,000,000.00) in cash (the “Charitable Escrow Amount”), which shall be deposited into an escrow account for possible future payment in accordance with the terms of the Escrow Agreement; plus

(iii) Two Million Dollars ($2,000,000.00) in cash (the “Base Escrow Amount,” and together with the Charitable Escrow Amount, the “Escrow Amount”), which shall be deposited into an escrow account for possible future payment in accordance with the terms of the Escrow Agreement; plus

(iv) Two Million Dollars ($2,000,000.00) in cash, which shall be paid, if at all, as set forth in the Earnout Agreement.

Each Seller other than the Founding Stockholders shall receive (A) One Hundred Forty Two Million Dollars ($142,000,000.00), minus the amount of the Excess Transaction Expenses at Closing, such difference multiplied by (B) his or her Percentage, as provided on Annex 1, minus (C) any amounts withheld pursuant to Section 1.3(d) of this Agreement.  Each Founding Stockholder shall receive (A) One Hundred Forty Two Million Dollars ($142,000,000.00), minus the amount of the Excess Transaction Expenses at Closing, such difference multiplied by (B) his or her Percentage, minus (C) one-half of the Base Escrow Amount, as provided on Annex 1, and minus (D) any amounts withheld pursuant to Section 1.3(d) of this Agreement; each Founding Stockholder shall also have the right to receive his or her portion of the Base Escrow Amount as set forth in the Escrow Agreement, minus any amounts withheld pursuant to Section 1.3(d) of this Agreement.

(b) The Sellers shall contribute their respective shares of Company Common Stock to the capital of the Company and shall not receive any consideration for such shares of Company Common Stock.

(c) The Sellers (i) acknowledge and agree that, in accordance with the constituent documents of the Company, except with respect to the cancellation of the Employee Promissory Notes as described in the Contribution Agreement, the holders of the Company Common Stock are not entitled to receive any consideration in connection with the transactions contemplated by this Agreement and the Contribution Agreement with respect to the Company Common Stock and (ii) waive any notice requirements under the terms of the constituent documents of the Company in connection with the transactions contemplated by hereby.

(d) Buyer shall be entitled to deduct and withhold from each Seller’s respective portion of the consideration otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law, to the extent such withholding is specifically identified on Schedule 1.3(d) hereto or is otherwise provided for in the Escrow Agreement or the Earnout Agreement.  Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Sellers in respect of which Buyer made such deduction and withholding.

(e) For purposes of this Agreement, “Excess Transaction Expenses“ shall mean the positive number, if any, equal to the amount that the Seller Transaction Expenses exceed Four Million Five Hundred Thousand Dollars ($4,500,000.00).

1.4. Deliveries of the Representative at Closing.  At the Closing, the Company or the Representative, as applicable, shall deliver, or cause to be delivered, to Buyer:

(a) stock certificates representing all of the Company Capital Stock, or a Lost Certificate Affidavit with respect thereto, along with corresponding stock power(s) or other acknowledgements of transfer duly endorsed in blank;

(b) the Consulting Agreement, duly executed by Jerome A. Turner;

(c) the Non-Competition Agreements, duly executed by each of the Founding Stockholders;

(d) the Contribution Agreement, duly executed by each of the Founding Stockholders, the Former Employee Common Stockholders and the Company;

(e) the Escrow Agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit E, duly executed by the Representative;

(f) a Certificate from the Company setting forth its (i) good faith estimate of the amount of Seller Transaction Expenses incurred prior to Closing and that may be incurred at or after the Closing, segregated by payee or type (to the extent reasonably known or anticipated, and in any event including expenses with respect to the engagement of Dechert LLP, D.A. Davidson & Co. and BDO Seidman, LLP) and which shall include such reserves as the Representative determines in good faith to be appropriate for any expenses that are not then known or determinable, and (ii) calculation of Excess Transaction Expenses, if applicable;

(g) a Certificate from each of Dechert LLP, D.A. Davidson & Co. and BDO Seidman, LLP in the form attached hereto as Exhibit F certifying that it has received the payment required to be paid to it as Seller Transaction Expenses pursuant to Section 1.8 hereof, that such payment is in full satisfaction of all amounts owed to it by (x) the Company or its Subsidiaries or the Representative on behalf of the Company or the Sellers on behalf of the Company as of the Closing or otherwise in connection with the transactions contemplated by this Agreement and (y) the Sellers or the Representative on behalf of himself or the Sellers as of the Closing or otherwise for services rendered through the Closing in connection with the transactions contemplated by this Agreement;

(h) the written resignations, effective the Closing Date, of each officer and director of the Company and each of its Subsidiaries listed on Schedule 1.4(h);

(i) customary pay-off letters and lien releases, in a form and substance reasonably satisfactory to Buyer, from the holders of the indebtedness for borrowed money of the Company and its Subsidiaries set forth on Schedule 1.4(i);

(j) a statement, executed not more than thirty (30) days prior to the Closing Date, certifying, under penalty of perjury, that the Company is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (the “Statement”);

(k) a certified mail receipt and a copy of the Statement mailed to the United States Internal Revenue Service (the “IRS”), the Statement to have been mailed within thirty (30) days of providing the Statement to Buyer (but in no event later than the Closing Date);

(l) all consents and approvals set forth on Schedule 1.4(l);

(m) a certificate of good standing, or equivalent certificates, for the Company and each of its domestic Subsidiaries issued by the appropriate Secretary of State (or analogous officer) of (i) the jurisdiction of formation (dated within six (6) Business Days of the Closing Date) and (ii) each other jurisdiction set forth on Schedule 1.4(m) (dated on or after December 14, 2010);

(n) (i) the most up-to-date business licenses dated 2010 issued by the relevant PRC Administration for Industry and Commerce and signed by the respective legal representatives of the Subsidiaries (the “PRC Subsidiaries”) of ASG Asia Investments Company Limited, a company incorporated under the laws of Hong Kong (“ASG Asia ”), and (ii) a certificate of continuing registration for ASG Asia and Wonderful Idea Investments Limited, a company incorporated under the laws of Hong Kong (“WII”);

(o) the Earnout Agreement, duly executed by each of the Sellers and the Representative;

(p) (i) all share transfer books, minute books and other corporate records (including, without limitation, all stock certificates) of the Company and each of its U.S. Subsidiaries, and (ii) in the case of the non-U.S. Subsidiaries as set forth on Schedule 1.4(p); and

(q) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company and each of its Subsidiaries, and resolutions of the board of directors of the Company, authorizing and approving the transactions contemplated hereby.

For purposes of this Agreement, “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of Missouri, United States of America.

1.5. Deliveries of Buyer at Closing.  At the Closing, Buyer shall deliver or cause to be delivered:

(a) to the Sellers, the Cash Consideration as indicated on Annex 1 by wire transfer of immediately available funds to the accounts of the Sellers designated in writing by the Representative to Buyer three (3) days prior to the date hereof;

(b) to the account of each Person set forth on Annex 2 (Seller Transaction Expenses), the amount set forth next to such Person’s name; provided, however for the avoidance of doubt to the extent Annex 2 includes Excess Transaction Expenses, such Excess Transaction Expenses shall be deducted from the Aggregate Purchase Price as set forth in Section 1.3(a)(i);

(c) to the Representative, the Escrow Agreement, duly executed by Parent and Buyer;

(d) to the Representative, a copy, certified by the Secretary of Parent to be true, complete and correct as of the Closing Date, of the resolutions of the board of directors of Parent and Buyer, authorizing and approving the transactions contemplated hereby;

(e) to Wells Fargo Bank, N.A. (the “Escrow Agent”), the Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 1.7;

(f) to the Representative, the Non-Competition Agreement, duly executed by Parent, Buyer and the Company;

(g) to the Representative, the Earnout Agreement, duly executed by Parent and Buyer; and

(h) to the Representative, the Consulting Agreement, duly executed by the Company.

1.6. Lost Stock Certificates.  If any certificate of Company Capital Stock shall have been lost, stolen or destroyed, upon (i) the making of an affidavit (a “Lost Certificate Affidavit”) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to Buyer and (ii) the agreement to provide a customary indemnity with respect to such lost certificate, the Company shall issue in exchange for such lost, stolen or destroyed certificate, the consideration to which such Person is entitled pursuant to this Agreement.

1.7. Escrow.

(a) Escrow Account.

(i) On the Closing Date, Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent to be held in escrow (the “Escrow Account” ) to satisfy, at least in part, any claims by (i) any Buyer Indemnified Person for any indemnification claim of any Buyer Indemnified Person pursuant to Section 6.2; or (ii) any Buyer Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby to the extent such claims are permitted by the terms of Section 6.6.  The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement.  Except as otherwise provided in the Escrow Agreement, any interest received on the Escrow Amount shall be paid to the Founding Stockholders as interest, released to Buyer, or paid to the Brown Shoe Company, Inc. Charitable Trust (the “Brown Shoe Charitable Trust”), as the case may be, in proportion to the disbursements of the Escrow Amount made to the Founding Stockholders, Buyer and Brown Shoe Charitable Trust in accordance with the terms of this Agreement and the Escrow Agreement.

(ii) The Escrow Amount shall be treated as owned by Buyer for all Tax purposes until such amounts are disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.  For the avoidance of doubt, except as otherwise required by law, any and all amounts disbursed to the Brown Shoe Charitable Trust pursuant to the terms of this Agreement and the Escrow Agreement shall be treated for all Tax purposes as transferred by Buyer directly to the Brown Shoe Charitable Trust, in accordance with Section 5.3(c) of this Agreement.

(b) The Representative.  Upon any claim for indemnification pursuant to Section 6.2, the Representative shall serve as the designated representative of the Sellers for purposes of receiving notices, contesting claims, and authorizing payments for such claims.  If the Sellers become obligated (whether through mutual agreement between Buyer and the Representative, as a result of a final non-appealable judicial determination or otherwise finally determined in accordance with the terms hereof or the terms of the Escrow Agreement) to provide a payment in accordance with the terms of this Agreement and the Escrow Agreement, Buyer and the Representative shall, if necessary for release of funds from the Escrow Account, promptly execute joint written instructions to the Escrow Agent to disburse the determined amount from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.

(c) Remaining Balance in Escrow Account.  Upon the expiration of the twelve (12) month period following the Closing Date, Buyer and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) any remaining amounts in the Escrow Account (not then validly claimed by Buyer or Parent to be owed to a Buyer Indemnified Person in accordance with the procedures set forth in the Escrow Agreement), together with any interest earned on any such amount, for distribution in accordance with the terms of the Escrow Agreement.

(d) Aggregate Purchase Price Adjustments.  Except for any interest amount(s) paid thereon, any amounts distributed to Buyer pursuant to the provisions of this Section 1.7 shall be deemed to be and treated for all purposes as adjustments to the Aggregate Purchase Price.

1.8. Payment Mechanics of Seller Transaction Expenses.

(a) Payment of Seller Transaction Expenses.  At the Closing, Buyer shall pay or cause to be paid (by wire transfer of immediately available funds) the Seller Transaction Expenses listed on Annex 2 and the Company shall have paid all other Seller Transaction Expenses not listed on Annex 2 on or prior to the Closing; provided, however for the avoidance of doubt to the extent Annex 2 includes Excess Transaction Expenses, such Excess Transaction Expenses shall be deducted from the Aggregate Purchase Price as set forth in Section 1.3(a)(i).

(b) For purposes of this Agreement, “Seller Transaction Expenses” means all expenses incurred or to be incurred by (i) the Company, (ii) its Subsidiaries, the Sellers, the Former Employee Common Stockholders or the Representative on behalf of the Company, (iii) its Subsidiaries, (iv) the Sellers, (v) the Former Employee Common Stockholders, and (vi) the Representative in connection with the preparation, negotiation and execution of this Agreement, the Consulting Agreement, the Non-Competition Agreement, the Earnout Agreement, the Escrow Agreement and/or the consummation of the transactions contemplated hereby and/or the sale of the Company and/or its Subsidiaries since June 11, 2010, including, but not limited to, all accounting, legal, advisory, investment banking fees related thereto and any bonuses paid by the Company to its employees in connection with the Closing and other amounts paid in connection with the acquisition of WII.

(c) In no event shall Buyer be responsible for payment of Seller Transaction Expenses and the Parties acknowledge that the payment of the Seller Transaction Expenses out of the Cash Consideration by Buyer as indicated in Section 1.3(a) is for convenience only and in no way reflects any liability of Buyer for the Seller Transaction Expenses.

1.9. Sellers’ Representative; Actions.

(a) The Sellers hereby consent to and acknowledge the appointment of Jerome A. Turner as the true and lawful attorney-in-fact of the Sellers for all matters in connection with this Agreement, the Earnout Agreement and, with respect to the Founding Stockholders, the Escrow Agreement (the “Representative”), with the power and authority to act on each of the Sellers’ behalf as set forth in this Section 1.9.  The Representative will act on behalf of the Sellers with respect to all matters requiring action by the Sellers under this Agreement, the Earnout Agreement or, with respect to the Founding Stockholders,  the Escrow Agreement.  The Representative hereby accepts such appointment.  In the event of death or the incapacity of the Representative, a successor representative will be appointed by the Sellers holding a majority of the Company Preferred Stock outstanding immediately prior to the Closing Date.

(b) The Representative shall take all actions required to be taken by the Sellers under this Agreement, the Earnout Agreement or, with respect to the Founding Stockholders,  the Escrow Agreement and may take any action contemplated by this Agreement, the Earnout Agreement or, with respect to the Founding Stockholders,  the Escrow Agreement.  By giving notice to the Representative in the manner provided by Section 7.1, Buyer and Parent shall be deemed to have given notice to all Sellers.  Any action taken by the Representative may be considered by Parent and Buyer to be the action of the Sellers for whom such action was taken for all purposes of this Agreement, the Earnout Agreement or, with respect to the Founding Stockholders, the Escrow Agreement.

(c) In the event that Parent or Buyer gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in his or her sole judgment, whether to retain counsel (and to select that counsel) to protect the Sellers’ interests, subject to Section 6.5, whether to assume the defense of or otherwise to control the handling of the claim, whether to consent to indemnification and to make all other decisions required to be made by the Sellers pursuant to this Agreement, the Earnout Agreement or, with respect to the Founding Stockholders,  the Escrow Agreement, including without limitation whether to consent or withhold his or her consent to any settlement or compromise of a claim.

(d) The Representative shall not be liable to any Sellers for any act or omission taken pursuant to or in conjunction with this Agreement, except for his or her own bad faith or willful misconduct.  The Sellers shall indemnify and hold the Representative, and each successor thereof, harmless from any and all liability and expenses (including, without limitation, counsel fees) which may arise out of any action taken or omitted by him or her as Representative in accordance with this Agreement, the Earnout Agreement or the Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the bad faith or willful misconduct of the Representative.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Buyer that the statements contained in this Article 2 are true and correct on the date hereof.

2.1. Organization, Qualification.  Each of the Company and each of its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth opposite the name of the Company and each of its Subsidiaries in Schedule 2.1(a) of the disclosure schedules attached hereto (the “Company Disclosure Schedules”).  Each of the Company and each of its Subsidiaries has all requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation or a limited liability company (as the case may be) and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, other than those jurisdictions where the failure to be so registered, in such standing, licensed, or qualified has not had and does not have, individually or in the aggregate, an adverse economic impact on the Company or its Subsidiaries in excess of $25,000.  The Company has provided or made available in the electronic dealroom hosted by D.A. Davidson (as of February 16, 2011, the “Electronic Dealroom”) true, complete and correct copies of the organizational and constituent documents as currently in effect of the Company and each of its Subsidiaries.  Except as set forth on Schedule 2.1(b) of the Company Disclosure Schedule, none of the Subsidiaries is undergoing liquidation, no resolution has been passed at any shareholder’s meeting to approve such liquidation, and no application has been made by the Company or any of the Subsidiaries to any court or authority for the winding up of any of the Subsidiaries.  The relocation of Suzhou Turntec Footwear Co., Ltd from Jiangsu Province to Yingtan City of Jiangxi Province as Yingtan Turntec Footwear Co., Ltd in September 2009, was approved by all relevant PRC authorities in both Jiangsu Province and Jiangxi Province, and effected in accordance with PRC laws and business registration (and de-registration) requirements.  For purposes for this Agreement, “PRC” shall mean the People’s Republic of China, which for the purposes of this Agreement shall exclude the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.  A list of the retail stores operated by the PRC Subsidiaries are set out in Schedule 2.1(c).

2.2. Subsidiaries.

(a) Schedule 2.2(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company and except for those listed entities, the Company does not own, directly or indirectly, any capital stock or other equity or voting interest in any Person.  Other than the entities listed on Schedule 2.2(a), the Company does not, directly or indirectly, have the right or the obligation to acquire, directly or indirectly, any capital stock or other equity or voting interest in, or any interest convertible or exchangeable or exercisable for, any capital stock or other equity or voting interest in, any Person.  Schedule 2.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) the officers and directors and (in the case of the PRC Subsidiaries) legal representatives, directors and supervisors of each Subsidiary of the Company, (ii) the record or registered owners of all of the Subsidiaries’ issued and outstanding capital stock or other equity interest and the number of authorized, issued and outstanding capital stock or other equity interest of each class and the amount of capital stock or other equity interest unissued and reserved for any purpose, and (iii) the representative offices, branches, and liaison offices (where applicable) of the Company and each Subsidiary of the Company.  All of the outstanding capital stock or other equity interest of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of the Company’s Subsidiaries is a party or by which it is bound obligating any of the Company’s Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any capital stock or other equity interest of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company’s Subsidiaries.  All capital contributions to the registered capital of each PRC Subsidiary have been made in full, except as set forth in Schedule 2.2(a).

(b) For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation, association, limited liability company or other business entity of which more than fifty percent (50%) of (i) the total equity interest or (ii) total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, “Designated Entities” means those entities listed on Schedule 2.2(b).  For purposes of this Agreement, WII and the Designated Entities shall each be considered Subsidiaries of the Company; provided, however, the term PRC Subsidiary shall include the Designated Entities and shall not include WII.  For purposes of this Agreement, “Permitted Liens“ shall mean (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ or other similar Liens arising or incurred in the Ordinary Course of Business (x) for amounts not more than thirty (30) days overdue or that are being contested in good faith and (y) for which adequate reserves have been established, (ii) easements, rights-of-way, zoning restrictions and other similar charges and encumbrances on real property (whether or not of record) imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of the business of the Company or its Subsidiaries, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith by appropriate proceedings, provided however, in either case, only to the extent appropriate reserves have been established on the books and records of the Company in accordance with GAAP, (iv) as to any Leased Real Property, Liens created, permitted or suffered by the fee owner thereof and (v) Liens incurred in connection with the Bulk Factoring Agreement dated November 14, 2008 between the Company, The Basketball Marketing Company, Inc. and Wells Fargo Trade Capital, LLC and the Factoring Agreement dated November 14, 2008 between the Company, The Basketball Marketing Company, Inc. and Wells Fargo Trade Capital, LLC provided that the Liens described in this clause (v) shall be terminated and released as a condition of the closing of the transactions contemplated by this Agreement.

2.3. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000 shares of Common Stock, of which 100,000 shares are issued and outstanding, and 30,000 shares of preferred stock, of which 21,000 shares are designated as Company Preferred Stock and 21,000 shares of Company Preferred Stock are issued and outstanding.  Schedule 2.3(a)-1 of the Company Disclosure Schedule lists, as of the Closing, each holder of the Company Capital Stock and the class and number of shares of Company Capital Stock owned by such holder.  All shares of Company Capital Stock are owned by the Sellers, of record and beneficially, and constitute the only issued and outstanding capital stock of the Company.  All of the shares of Company Capital Stock have been duly authorized and all issued and outstanding shares of Company Capital Stock have been validly issued and are fully paid and non-assessable.  Schedule 2.3(a)-2 of the Company Disclosure Schedule lists each holder of the Company Capital Stock and the class and number of shares of Company Capital Stock owned by such holder as of immediately prior to the transactions contemplated by the Contribution Agreement.  Except as set forth on Schedule 2.3(a)-3 of the Company Disclosure Schedule, all of the outstanding capital stock of, or other securities or ownership interests in, each Subsidiary of the Company is wholly-owned by the Company or another Subsidiary of the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except as provided in the respective constituent documents and except as provided by local, state and federal securities Laws.

(b) Except for Buyer’s rights pursuant to this Agreement, (i) there are no authorized or outstanding (A) securities of the Company other than as set forth on Schedule 2.3(a)-1 of the Company Disclosure Schedule or (B) warrants, preemptive rights, other rights, or options with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock, and (ii) the Company is not subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire the Company Capital Stock or any other securities of the Company.  Except as set forth on Schedule 2.3(b)-1 of the Company Disclosure Schedule, there are no shareholder agreements, buy-sell agreements, voting trust or other agreement or understanding to which the Company or any Subsidiary of the Company is a party or to which it is bound or by which any of the shares of Company Capital Stock are bound.  There are no outstanding and unexercised warrants, options or unit appreciation rights exercisable for shares of Company Capital Stock.  Except as set forth in Schedule 2.3(b)-2 of the Company Disclosure Schedule, none of the Company (or any of its Subsidiaries) has received written notice by any governmental, quasi-governmental or other administrative or regulatory authorities to increase the registered capital or total investment of any of the PRC Subsidiaries.

(c) All of the Company Capital Stock and all options, warrants or other securities of the Company have been issued in accordance with applicable federal Laws and in accordance in all material respects with applicable state securities Laws.

2.4. Authorization; Enforceability; Non-contravention; Consents.

(a) The Company has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  This Agreement, assuming due and valid authorization, execution and delivery by Sellers, Representative, Parent and Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except to the extent that enforceability hereof may be affected by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

(b)

(i) Except as set forth on Schedule 2.4(b)(i) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or the Representative is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, Lien, lease, Contract or other instrument or written obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by them of this Agreement, the Earnout Agreement or the Escrow Agreement, except for those agreements, licenses, or Contracts where such breach or violation does not, individually or in the aggregate, subject such entity to any material liability or otherwise adversely affect such entity in any material respect.

(ii) Except as set forth on Schedule 2.4(b)(ii) of the Company Disclosure Schedule, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or any nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Governmental Authority”) is required in connection with the execution, delivery or performance of this Agreement, the Earnout Agreement and the Escrow Agreement by the Company or the Representative, or the consummation by the Company or the Representative of the transactions contemplated hereby or by the Earnout Agreement or the Escrow Agreement except where the failure to obtain any permit, consent, waiver, approval or authorization does not, individually or in the aggregate, subject such entity to any material liability or otherwise adversely affect such entity in any material respect.

(iii) Except as set forth on Schedule 2.4(b)(iii) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries, except in any case Permitted Liens.

(iv) None of the execution and delivery of this Agreement, the Earnout Agreement or the Escrow Agreement by the Sellers, the Company or the Representative, the performance by the Company and the Representative of their respective obligations hereunder or under the Earnout Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or result in any breach of any provision of the respective organizational documents of the Company or its Subsidiaries.

2.5. Financial Statements.

(a) Set forth on Schedule 2.5(a)-1 of the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2007, 2008 and 2009 and the related audited consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the periods then ended, together with notes and schedules thereto (the “Annual Financial Statements”) and (ii) (A) the unaudited quarterly consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2010, and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the fiscal year-to-date period then ended, together with notes and schedules, if any, thereto and (B) the unaudited annual consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010, and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the period then ended, together with notes and schedules, if any, thereto (the financial statements described in clause (ii) being the “Interim Financials,” and together with the Annual Financial Statements, the “Financial Statements”).  Schedule 2.5(a)-2 lists, and the Company has made available to Buyer in the Electronic Dealroom copies of the documentation creating or governing all securitization transactions effected by the Company since January 1, 2010 and any agreements to which the Company or any of its Subsidiaries is a party where the Company or any of its Subsidiaries serves as credit, liquidity or market risk support to an unconsolidated entity of the Company or any of its Subsidiaries.  For purposes of this Agreement, the unaudited consolidated balance sheet of the Company as of December 31, 2010 shall be considered the “Balance Sheet.” BDO USA, LLP is an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002).  Schedule 2.5(a)-3 lists all services performed by BDO USA, LLP, formerly known as BDO Seidman, LLP, since January 1, 2010 for the Company.

(b) The Financial Statements were derived from the books and records of the Company and its Subsidiaries and except as set forth on Schedule 2.5(b), (i) are true, complete and correct in all material respects, (ii) present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated, subject to normal year-end adjustments and as otherwise set forth therein, and (iii) have been prepared in accordance with GAAP applied consistently, except in the case of the Annual Financial Statements, as stated in the notes thereto, and subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of footnotes and other presentation items.

(c) Except as set forth on Schedule 2.5(c), the Company and its Subsidiaries do not have any Indebtedness.  For purposes of this Agreement, “Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money; (ii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company or a Subsidiary, which have been endorsed by the Company or a Subsidiary for collection in the ordinary course of business); (iii) all obligations under conditional sale or other title retention agreements relating to property acquired by the Company or any Subsidiary; (iv) all obligations in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business); (v) all obligations of the type described in clauses (i) – (iv) and (vi) – (x) of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any Subsidiary, whether or not such obligation secured thereby has been assumed; (vi) guaranties securing obligations of others of the type described in clauses (i) – (v) and (vii) – (x); (vii) all obligations under leases required in accordance with GAAP to be recorded as capital leases; (viii) all obligations, contingent or otherwise, of the Company or any Subsidiary as an account party in respect of letters of credit, to the extent drawn, and letters of guaranty; (ix) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (x) the net termination obligations of all interest rate and other hedging agreements, in each case excluding any intercompany indebtedness.

2.6. Books and Records; Business Practices.  True, correct and complete copies of the books of account, stock record books, minute books, and other corporate records of each of the Company and its Subsidiaries have been provided or made available in the Electronic Dealroom, and such books and records have been maintained in all material respects in accordance with good business practices.  The Company and its Subsidiaries maintain accurate books and records which fairly reflect in all material respects transactions relating to the Company and its Subsidiaries, as applicable.

2.7. No Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries (other than WII, which is addressed in 2.7(b) and the Designated Entities, which are addressed in Section 2.7(c)) has any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise that are of the nature required by GAAP to be reflected in a balance sheet, other than:

(i) liabilities or obligations to the extent and for the amount such liabilities or obligations are reflected as a “liability” on the Balance Sheet;

(ii) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet;

(iii) obligations for performance (but not for breach) under Contracts; and

(iv) the other liabilities and obligations specifically disclosed on Schedule 2.7(a) of the Company Disclosure Schedule.

(b) WII has no liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise.

(c) Neither of the Designated Entities have any liabilities or obligations other than those incurred in the Ordinary Course of Business.  The Company or one of its Subsidiaries has the right to acquire all of the outstanding equity interests of each of the Designated Entities for no or nominal consideration.

(d) “Ordinary Course of Business” means only the ordinary course of commercial operations customarily engaged in by such Person consistent with past practices, and specifically does not include (a) activity (i) involving the purchase or sale of such Person or any product line or business unit thereof, (ii) involving assumption, adoption, or modification of any Plan or (iii) that, under applicable Law, approval by the Board of Directors or Managers, as applicable, managers, equity holders or members of such Person would be required or (b) the incurrence of any liability for any tort.

2.8. Taxes.  Except as set forth on Schedule 2.8 of the Company Disclosure Schedule:

(a) The Company and its Subsidiaries have filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by each of them, and such Tax Returns are true, correct and complete in all material respects.  Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Internal Revenue Code (“Code”) (or any corresponding provisions of state, local or non-U.S. Tax law).  Neither the Company nor any Subsidiary of the Company has entered into any “listed transactions” as defined in Treasury regulation 1.6011-4(b)(2).

(b) Schedule 2.8 of the Company Disclosure Schedule lists all Tax Returns required to be filed by the Company and its Subsidiaries for periods up to the Closing Date (whether or not the period ends on such date) that have not be filed on or before the Closing Date.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(c) All Taxes due and owing by the Company or any Subsidiary of the Company (whether or not reflected on any Tax Return) have been timely and fully paid.

(d) The Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision of state, local, or non-U.S. law), and has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Within the last three (3) years, neither the Company nor any of its Subsidiaries has acquired the assets of any corporation in a transaction described in Section 381(a) of the Code.

(f) Except as a result of the transactions contemplated hereby, none of the Company’s nor any of its Subsidiaries’ Tax Attributes are subject to any limitation or reduction or under Section 267, Section 382, Section 383 or Section 384 of the Code or any Treasury Regulation promulgated thereunder (or any similar provision of state, local or non-U.S. law).  For purposes of this Agreement, “Tax Attributes” shall mean any net operating losses, net capital losses, built-in losses, built-in deductions (within the meaning of Section 382(h)(2) of the Code), investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax Attribute that could be carried forward or back to reduce Taxes, including without limitation, deductions and credits related to alternative minimum Taxes.

(g) Each of the Company and its domestic Subsidiaries has either (i) filed or caused to be filed with the appropriate Governmental Authorities all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authorities all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(h) The aggregate unpaid Taxes of the Company and its Subsidiaries do not exceed the accruals and reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Balance Sheet, other than Taxes arising in the Ordinary Course of Business since December 31, 2010.

(i) There are no material liens, claims, hypothecations, encumbrances, security interests, mortgages, deeds of trust, charges, pledges, equitable interests or other restrictions or adverse claims of whatever nature, including any restrictions on use, transfer, receipt of income, voting or exercise of any other attribute of ownership (collectively, “Liens”) for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any Subsidiary of the Company and no such Liens are anticipated.

(j) Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(k) The Company (i) is not and has not within the last six (6) years been a member of an “affiliated group” within the meaning of Section 1504 of the Code (other than a group of which it is or was the parent) and (ii) does not have any liability for the Taxes of any Person (other than a Subsidiary) under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.

(l) Neither the Company nor any Subsidiary of the Company is a party to or a partner in any joint venture, partnership or other arrangement or contract that is or could reasonably be treated as a partnership for federal Income Tax purposes.

(m) No written claim has ever been made by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction, other than any such claim that has been resolved with the applicable taxing authority.

(n) No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary of the Company.

(o) Neither the Company nor any Subsidiary of the Company has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where neither the Company nor any Subsidiary of the Company has filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary of the Company with respect to any period for which the limitation period on assessing additional Tax has not closed.

(p) There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to any extension of time with respect to a Tax assessment or deficiency.

(q) True, correct and complete copies of all Income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company or any Subsidiary of the Company with the Internal Revenue Service or any other taxing authority with respect to all periods beginning on or after January 1, 2007 have been provided or made available in the Electronic Dealroom.  To the extent required by Law, the Company and its Subsidiaries have retained all records or other information (including any Tax work papers) used in the preparation of Tax Returns, audits or other examinations relating to liability for Taxes (including the preparation of Tax Returns for taxable periods or portions thereof ending on or before the Closing Date).

(r) None of the assets of the Company or any Subsidiary of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(s) Neither the Company nor any Subsidiary of the Company has a permanent establishment in any foreign country.

(t) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(u) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(v) No “U.S. Shareholder,” as defined in Section 951(b) of the Code, of any Subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the Code, is required to include any amount in income under Section 951(a) of the Code as a result of any action in effect at December 31, 2009 or entered into thereafter by the Company or any Subsidiary of the Company, up to and including the Closing Date.

(w) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income or reduce its tax basis in any asset for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign Law; or (v) prepaid amount received on or prior to the Closing Date.

(x) Neither the Company nor any of its Subsidiaries has participated within the last three (3) years in an international boycott as defined in Section 999 of the Code.

(y) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, environmental (under Section 59A of the code), customs, duties, ad valorem, value added and excise taxes; Pension Benefit Guaranty Corporation premiums and any other governmental charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.  Any one of the foregoing shall be referred to as a “Tax.”

(z) As used in this Agreement, “Tax Returns” means all returns, reports, notices, forms, estimates, declarations, claims for refund, information statements or returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.  Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return.”

2.9. Assets and Real Property.

(a) Except as set forth on Schedule 2.9(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to or, in the case of leased property, good and valid leasehold interests in, all of the assets and property used regularly or held for regular use in connection with or necessary for the conduct of the business of the Company or its Subsidiaries, including those reflected on the Balance Sheet, (but excluding any such assets and properties sold, consumed or otherwise disposed of in the Ordinary Course of Business since the date of the Balance Sheet), free and clear of all Liens, other than Permitted Liens and except for such defects in title that would not result in a material liability to the Company or its Subsidiaries.

(b) Except as set forth on Schedule 2.9(b) of the Company Disclosure Schedule, (i) all of the tangible property of the Company and its Subsidiaries has been maintained in accordance with normal industry practice in all material respects, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used and (ii) none of the tangible property of the Company and its Subsidiaries is in the possession of others (including bailees and warehousemen) and neither the Company nor any of its Subsidiaries holds any property on consignment.

(c) The Company does not own in fee any real property interests.  Schedule 2.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property previously owned in fee by the Company and its Subsidiaries since January 1, 2001.

(d) Schedule 2.9(d) of the Company Disclosure Schedule sets forth sets forth (whether as lessee or lessor) a complete and accurate list of all leases of real property (such real property, the “Leased Real Property”) to which the Company or its Subsidiaries is a party or by which it is bound (each a “Real Property Lease” and collectively the “Real Property Leases”).  Except as set forth on Schedule 2.9(d), each Real Property Lease is valid and binding on the Company and/or its Subsidiaries, as the case may be, and, to the Company’s knowledge, on the other parties thereto, and is in full force and effect and, subject to the Company’s knowledge, enforceable against the parties thereto, subject further to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.  Except as set forth on Schedule 2.9(d) of the Company Disclosure Schedule, each of the Real Property Leases (in the case of the PRC Subsidiaries) is properly registered with the relevant housing bureau in accordance with applicable PRC laws.  Except as set forth on Schedule 2.9(d) of the Company Disclosure Schedule, the Company and/or its Subsidiaries, as the case may be, and, to the Company’s knowledge, each of the other parties thereto, is not in material default under each Real Property Lease.  Other than the Real Property Leases, none of the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

(e) True and accurate copies of the written Real Property Leases (including all amendments and modifications thereto) have been provided or made available in the Electronic Dealroom.

(f) ASG Asia Investments Company Limited and WII is each a pure investment holding company, with no business operations, employees, assets or property, other than (in the case of ASG Asia) its interest in the relevant PRC Subsidiaries, and (in the case of WII), its interest in Shanghai ASG Trading Co., Ltd.

(g) This Section 2.9 does not relate to matters relating to Intellectual Property, which are the subject of Section 2.13.

2.10. Necessary Property.  Except as disclosed on Schedule 2.10 of the Company Disclosure Schedules, the Leased Real Property and all other personal property and assets owned or leased by the Company and any Subsidiary constitute all the material property and material property rights now used for the conduct of the Company’s business in the manner and to the extent presently conducted by the Company and its Subsidiaries.  This Section 2.10 does not relate to matters relating to Intellectual Property, which are the subject of Section 2.13.

2.11. Accounts Receivable; Inventories.

(a) Set forth on Schedule 2.11 of the Company Disclosure Schedule is a list of all the accounts receivable of the Company and its Subsidiaries and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof.  Such accounts receivable (the “Accounts Receivable”) are valid and except as set forth on Schedule 2.11, all such Accounts Receivable arose in the Ordinary Course of Business.  To the knowledge of the Company, the Company and its Subsidiaries have not charged any of its respective customers for amounts in excess of the amounts that such customer had previously agreed to pay for the goods and services provided to it by the Company or its Subsidiaries.

(b) Set forth on Schedule 2.11 of the Company Disclosure Schedule is a list of all the inventories of the Company and its Subsidiaries and an aging schedule relating thereto, each as of the end of the last completed calendar month prior to the Closing Date.

2.12. Material Contracts.

(a) Schedule 2.12(a)(i) – (xi) of the Company Disclosure Schedule sets forth all Contracts (except for purchase or service orders executed in the Ordinary Course of Business) to which the Company and its Subsidiaries is a party or the Company, or its Subsidiaries or any of their respective assets or properties are otherwise bound or that otherwise relate to the business of the Company or its Subsidiaries, of the type described below (each, a “Material Contract”):

(i) Any contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of $150,000, in any such case, by the Company or any of its Subsidiaries to any other Person;

(ii) Any single contract or purchase order providing for an expenditure by the Company or any of its Subsidiaries in excess of $150,000 or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company or any of its Subsidiaries in excess of $150,000;

(iii) Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than $50,000);

(iv) Any loan agreement, factoring agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, assumption, surety, support, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of Contract; in each case, in an amount in excess of $25,000.

(v) Any Contract containing outstanding obligations relating to the settlement of any Action;

(vi) All partnership, limited liability company, joint venture or similar Contracts relating to the Company and or its Subsidiaries;

(vii) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is (i) projected to provide for the Company and/ or its Subsidiaries to make or receive payments in excess of $150,000 in a calendar year or (ii) are not terminable on ninety (90) days or less without penalty;

(viii) Any Contract (A) prohibiting competition by the Company or any of the Company’s Subsidiaries, (B) binding any party to any exclusive business arrangement, or (C) prohibiting the Company or any of its Subsidiaries or their employees from freely engaging in any business anywhere in the world, in each case, excluding Contracts governing exclusive license and distribution relationships which are set forth in Schedule 2.12(a)(ix) of the Company Disclosure Schedule entered into in the Ordinary of Business which generally contain standard exclusivity provisions along with other restrictive covenants;

(ix) Any license, consent, permission, covenant not to sue or other agreement by which the Company or any Subsidiary licenses from a third party Intellectual Property that is material to the conduct of the business of the Company or Subsidiary (and, for the avoidance of doubt, expressly excluding any license of commercial Software licensed on non-discriminatory terms), or by which the Company or any Subsidiary permits a third party to use any Company Intellectual Property;

(x) Any contract pursuant to which the Company or any of its Subsidiaries has entered into or has agreed to enter into any hedging or similar transactions; and

(xi) Any commitment to do any of the foregoing described in clauses (i) through (x).

(b) For the purpose of this Agreement, a “Contract” and collectively, the “Contracts” shall mean, with respect to a Person, each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of indebtedness to which such Person is a party or is otherwise obligated.

(c) Each Material Contract is in full force and effect and is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and the other parties thereto in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.  Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party to any of the Material Contracts is in material default under or in material breach of such Material Contract.  Except as set forth on Schedule 2.12(c) of the Company Disclosure Schedule, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a material default or material breach.  True and correct copies of the Material Contracts have been provided or made available in the Electronic Dealroom.

2.13. Intellectual Property.

(a) For purposes of this Agreement, the following terms shall have the identified meanings:

(i) “Intellectual Property” means:  intellectual property of any type throughout the world, including, but not limited to:  (i) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions; (ii) trademarks, service marks, trade names, brand names, logos and corporate names and other indicia of source of origin, including without limitation characters, symbols, slogans, trade dress and designs, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (iii) tangible works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (iv) trade secrets, confidential information and know-how; (v) domain names registrations; (vi) rights of publicity and privacy, rights to personal information and moral rights; (vii) shop rights; (viii) inventions (whether patentable or unpatentable), improvements, modifications, invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, Software, confidential or proprietary technical, business and other information, including, but not limited to processes, techniques, methods, formulae, recipes, drawings, specifications, designs, molds, algorithms, prospect lists, customer lists, supplier lists, sales and customer information, projections, analyses, and market studies, and all rights therein and thereto; (ix) advertisements and materials used in and for promotions, and all rights therein and thereto; (x) websites (including the layout, design and contents of the web pages and underlying codes) and all rights therein and thereto; (xi) all other proprietary information and intellectual property, in all forms and media, and all goodwill associated therewith, and whether or not subject to patent, copyright, trademark, design or other intellectual property registration; (xii) all rights pertaining to any of the foregoing arising under international treaties and convention rights; (xiii) the right and power to assert, defend and recover title to any of the foregoing; and (xiv) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xv) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

(ii) “Company Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.

(iii) “Software” means all computer software, firmware, programs, and data, in any form, including without limitation, development tools, library functions, compilers, and platform and application software, whether in source or object code format.

(b) Schedule 2.13(b) of the Company Disclosure Schedule contains a true, complete and accurate list of each of the items of Company Intellectual Property comprising issued patents and patent applications, registered trademarks and applications for trademark registration, copyright registrations and applications for registration of copyright, and domain name registrations, setting forth for each such item:  the respective registration or issuance number, application number, filing date, date of issuance or registration, owner(s), and jurisdiction in which such item is registered, issued or pending.

(c) Except as described in Schedule 2.13(c)-1 of the Company Disclosure Schedule, the Company or, as applicable, a Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens and restrictions on Company Intellectual Property that are set forth in the terms and conditions of any licenses of Company Intellectual Property listed in Schedule 2.12(a)(ix)).  The Company and its Subsidiaries have the right to use and otherwise exploit, in the manner currently used or exploited, by the Company and its Subsidiaries, the Intellectual Property used by the Company and its Subsidiaries in the conduct of their businesses, it being understood that the representations and warranties set forth in this Section 2.13(c) shall not be construed as representations or warranties with respect to non-infringement, which are the subject of Section 2.13(e).

(d) Except as set forth in Schedule 2.13(d) of the Company Disclosure Schedule, the Company Intellectual Property set forth on Schedule 2.13(b) is, (i) to the knowledge of the Company, valid and enforceable, and, (ii) not the subject of any pending proceeding before any Governmental Authority alleging or determining the invalidity or unenforceability of any item of Company Intellectual Property, or determining, challenging or contesting the Company’s or the applicable Subsidiary’s ownership thereof, in the case of clause (ii), other than a proceeding where an adverse determination would not be expected to subject the Company or its Subsidiaries to any material liability or otherwise adversely affect the Company or its Subsidiaries in any material respect.

(e) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or dilute the Intellectual Property of any Third Person, and except as set forth in Schedule 2.13(e) of the Company Disclosure Schedule there are no pending written claims, demands or assertions, proceedings or actions alleging such infringement, misappropriation or dilution, including by way of example and not limitation cease and desist letters or offers of license.

(f) There has not been, to the knowledge of the Company, any unauthorized use, exploitation or disclosure of any trade secrets or confidential or proprietary information included within the Company Intellectual Property.

(g) Except as set forth in Schedule 2.13(g) of the Company Disclosure Schedule the Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the confidentiality of any Company Intellectual Property constituting trade secrets or confidential or proprietary information.  Except as set forth in Schedule 2.13(g) of the Company Disclosure Schedule and except to the extent of the expiration of the natural life of any patent, copyright or other Company Intellectual Property, no material Company Intellectual Property listed on Schedule 2.13(b) has been abandoned, cancelled or permitted to lapse.

(h) The consummation of the transaction contemplated by this Agreement will not alter, impair or extinguish any rights of the Company under any Company Intellectual Property or rights or obligations under any Company Intellectual Property Agreement.

2.14. Litigation.  Except as set forth on Schedule 2.14-1 of the Company Disclosure Schedule, (a) there is no, and there has not been since January 1, 2009, any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), government or grand jury investigation (any of the foregoing, “Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in which the amount in controversy is in excess of $25,000 and (b) neither the Company nor any of its Subsidiaries is subject to any judgment, order writ, injunction or decree of any court or other Governmental Authority, other than those of general applicability (each, an “Order”), that with respect to clauses (a) and (b):  (i) involve the Company or any of its Subsidiaries, the business of the Company, or any of the Leased Real Property or Company Intellectual Property or (ii) seek to enjoin or prevent the consummation of the transactions contemplated hereby.  Except as described on Schedule 2.14-2, since January 1, 2009, neither the Company nor any Subsidiary of the Company has received written notice as to any claim or allegation of relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its Subsidiaries or the employees of any of them in which the amount in controversy is in excess of $25,000.  Except as set forth on Schedule 2.14-3, since January 1, 2009, no Person affiliated with or on behalf of the Company or any of its Subsidiaries has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or any of its Subsidiaries or in connection with their respective businesses, except where failure to so file or provide such information has not subject the Company or any of its Subsidiaries to any material liability or otherwise adversely affected the Company or its subsidiaries in any material respect.

2.15. Insurance.  Set forth on Schedule 2.15(a) of the Company Disclosure Schedule is a list of all insurance policies and bonds currently in force and effect covering or relating to the properties, operations or personnel of the Company and its Subsidiaries.  Set forth on Schedule 2.15(a) is a detailed list of all claims filed by the Company or any of its Subsidiaries with any insurance carrier since January 1, 2010.  True and complete copies of all such policies listed on Schedule 2.15(a) of the Company Disclosure Schedule have been provided or made available in the Electronic Dealroom.  All of such insurance policies are in full force and effect as of the date hereof (with respect to the applicable coverage periods), and neither the Company nor any of its Subsidiaries is in material default with respect to any of its obligations under any of such insurance policies.  Set forth on Schedule 2.15(b) is a list of all the Company’s and its Subsidiaries’ workers compensation insurance carriers since January 1, 2009 of the Company and its Subsidiaries.

2.16. Absence of Certain Changes.  Since December 31, 2009 until the date hereof, except as set forth on Schedule 2.16 of the Company Disclosure Schedule, there has not been:

(a) A Company Material Adverse Effect;

(b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company or its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition by the Company or any of its Subsidiaries of any of their securities;

(c) Except as may be required by Law or the terms of the Plans, any increase in an amount greater than the lesser of (i) $25,000 in or (ii) 15% of compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any equity holder, director, officer, agent, or employee of the Company or any of its Subsidiaries, or in any benefits granted under any Plan with or for the benefit of any such equity holder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.21(a) of the Company Disclosure Schedule or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

(d) Any borrowing or incurrence of any other Indebtedness in excess of $25,000 (other than the creation of accounts or trade payable in the Ordinary Course of Business), contingent or otherwise, by or on behalf of the Company or any of its Subsidiaries (it being understood that the foregoing is not intended to describe obligations of the Company or its Subsidiaries under Contracts to sell or distribute products to others);

(e) Any modification or termination of any material Government license, permit or other authorization issued to the Company or any of its Subsidiaries;

(f) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(g) Any sale, transfer, lease or other disposition of any assets valued at greater than $25,000 other than in the Ordinary Course of Business;

(h) Any waiver by the Company or any of its Subsidiaries of any claims or rights with respect to any Action or Order if such waiver would involve amounts individually or in the aggregate in excess of $50,000;

(i) Any material change in the manner in which the books of account and records of the Company or any of its Subsidiaries are kept;

(j) Any material change in any method of accounting or accounting practice or policy other than those required after the date thereof by GAAP;

(k) Any material change in Tax elections (other than any change made in the Ordinary Course of Business);

(l) Any amendment of any Tax Return relating to the Company or any of its Subsidiaries if such amendment involved amounts in excess of $50,000;

(m) Any settlement of compromise with respect to any Tax controversy, Tax claim, audit or assessment or any right to claim a Tax refund, offset or other reduction in Tax liability of the Company or any of its Subsidiaries if such settlement involved amounts in excess of $50,000;

(n) Any closing agreement with respect to any Tax;

(o) Any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(p) Any action or failure to take action if such action or omission would result in:  (i) taxable income without an approximately equal amount of cash, or (ii) the impairment of any Tax asset of the Company or any of the Subsidiaries of the Company (whether as a result of Section 267, Section 382, Section 383 or Section 384 of the Code); or

(q) Any binding commitment or agreement by any of the Company or any of its Subsidiaries to do any of the foregoing items (b) through (p).

2.17. No Breach of Law or Governing Document; Licenses and Permits.

(a) Neither the Company nor any of its Subsidiaries are, or since January 1, 2010 have been, in default under or in breach or violation of any applicable statute, law, treaty, convention, ordinance, Order, rule, directive, technical standard or regulation of any Governmental Authority, including without limitation the Tariff Act of 1930 (“Law”) or the provisions of any Governmental Authority permit, franchise, or license, or any provision of their respective organizational documents except for such defaults, breaches or violations which have not subjected the Company or any of its Subsidiaries to any material liability, individually or in the aggregate, or which have not otherwise adversely affected the Company or any of its Subsidiaries in any material respect.  Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice alleging any default, breach or violation of Law or Governmental Authorization, except for such defaults, breaches or violations which have not subjected the Company or any of its Subsidiaries to any material liability, individually or in the aggregate, or which have not otherwise adversely affected the Company or any of its Subsidiaries in any material respect.

(b) Schedule 2.17(b)-1 of the Company Disclosure Schedule contains a complete and accurate list of each authorization, license, certificate, registration, consent, approval, variance, and permit (collectively, “Permits”) issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law that is currently held by the Company or any of its Subsidiaries, and is necessary for the operation of the business of the Company (each, a “Governmental Authorization”) other than those Permits where the failure to obtain such Permits has not subjected the Company or any of its Subsidiaries to any material liability, individually or in the aggregate, or has not otherwise adversely affected the Company or any of its Subsidiaries in any material respect.  Each Governmental Authorization listed on Schedule 2.17(b)-1 of the Company Disclosure Schedule is currently valid and in full force and effect.  Except as set forth in Schedule 2.17(b)-2 of the Company Disclosure Schedule:

(i) There has been no default on the part of the Company or its Subsidiaries with respect to, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a breach of, impose any condition to the issuance, maintenance, renewal and/or continuance of any Governmental Authorization necessary for the operation of the business of the Company except for such defaults or breaches which have not, individually or in the aggregate, subjected the Company or any of its Subsidiaries to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect.

(ii) All applications required to have been filed for the renewal of any Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities, except for such applications and filings the failure of which to file has not, individually or in the aggregate, subjected the Company or any of its Subsidiaries to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect.

(c) This Section 2.17 does not relate to environmental matters or Intellectual Property infringement matters.

2.18. Transactions with Related Persons.  No Seller or director, officer, employee or Affiliate of the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest is a party to any Contract or other form of arrangement with the Company or any of its Subsidiaries, or has any interest in any of the assets or property of the Company or its Subsidiaries, other than as a holder of Company Capital Stock and except as disclosed on Schedule 2.18 of the Company Disclosure Schedule.

2.19. Environmental Matters.

(a) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, each of the Company and any Subsidiary of the Company is in compliance with and since January 1, 2007 has at all times complied, in all material respects with, all applicable Laws relating to the protection of health, safety or the environment, (including without limitation, any Law relating to storage, handling, transportation and disposal of Hazardous Materials by or for the Company or any Subsidiary of the Company), including without limitation:  the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Toxic Substance Control Act, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, the Occupational Safety and Health Act of 1970, those laws, regulations, and mandatory standards of the People’s Republic of China that concern the environment, occupational health and safety, safe production, pollution and other environmental impacts, and any comparable state, province, local or foreign law, relevant administrative regulations, rules, measures, notices and catalogues, and the common law, including the law of nuisance and strict liability or any comparable foreign law (collectively, “Environmental Law”).  Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in violation in any material respects of any Environmental Law.

(b) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, the Company and its Subsidiaries have properly obtained and are in compliance in all material respects with all Permits necessary or required for the commencement of operations and the conduct of the business of the Company and its Subsidiaries, and have properly made all material filings with and submissions to any Governmental Authority or other Person required by any Environmental Law.  No material deficiencies have been asserted in writing, or to the Company’s knowledge in unwritten form, by any such Governmental Authority or Person with respect to such items that are pending and unresolved.

(c) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, there has been no spill, discharge, leak, leaching, emission, injection, disposal, escape, dumping, or release (“Release”) of any kind on, into or from the Leased Real Property or to the Company’s knowledge, on, into or from any other property previously owned, operated or leased by the Company or any Subsidiary of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including without limitation those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) radioactive materials, or (vi) solid wastes ((i) through (v), collectively, “Hazardous Materials”) by the Company or any Subsidiary, or to the knowledge of the Company, by any other Person, in material violation of applicable Environmental Laws or in a manner that required or requires remediation by the Company or any Subsidiary pursuant to applicable Environmental Laws.  To the knowledge of the Company, neither the Company nor any Subsidiary sells or has sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials in any way, which would be expected to subject the Company or any of its Subsidiaries to any material liability, individually or in the aggregate, or which would be expected to otherwise adversely affect the Company or any of its Subsidiaries in any material respect.

(d) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, there are and have been, no (i) to the Company’s knowledge, ceramic or asbestos fibers or materials or polychlorinated biphenyls on, in, beneath or migrating from the Leased Real Property or, at the time owned, operated or leased by the Company or any Subsidiary, any other property previously owned, operated or leased by the Company or any Subsidiary or (ii) underground storage tanks operated by the Company or any Subsidiary located on or beneath the Leased Real Property or, to the Company’s knowledge, any other property previously owned, operated or leased by the Company or any Subsidiary.

(e) The Company has delivered to Buyer or made available for review, prior to the execution and delivery of this Agreement, complete copies of any and all material environmental assessments, reviews, audits, non-routine reports, or other non-routine material analyses including, without limitation, material documents regarding any Release of Hazardous Materials concerning the Leased Real Property or any other property previously owned, operated or leased by the Company or any Subsidiary, in any such case, whether in the possession of any of the Company or any of its Subsidiaries.

(f) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, there are no pending nor, to the Company’s knowledge, threatened civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, Lien, proceeding, hearing, study, inquiry or investigation (“Environmental Claim”) against the Company or any of its Subsidiaries based on or related to any Environmental Permits or an Environmental Law with respect to the Leased Real Property or any other property previously owned, operated or leased by the Company or any Subsidiary.

(g) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received from any Person any written notice, or to the Company’s knowledge any unwritten notice, of any past or present events, conditions, circumstances, activities, practices, incidents, actions, or agreements that would reasonably be expected to:  (i) interfere with, prevent, or increase the costs of the Company’s or any Subsidiaries’ compliance or continued compliance in any material respect with any Environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent in any material respect any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations on the Leased Real Property; or (iii) give rise to any material liability, loss or expense, or form the basis of any material Environmental Claim against the Company or any of its Subsidiaries based on or relating to the Leased Real Property, or to the Company’s knowledge any other property previously owned, operated or leased by the Company or any Subsidiary of the Company, based on or related to any Environmental Permits or an Environmental Law, or to the presence, production, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, transport, handling, emission, Release or threatened Release of any Hazardous Materials.

(h) Except as set forth on Schedule 2.19 of the Company Disclosure Schedule to the knowledge of the Company, no Hazardous Materials managed by or on behalf of the Company or any Subsidiary have been sent for disposal, treatment, recycling or storage to any site which is listed or proposed for listing under CERCLA or any similar state list, or to the Company’s knowledge, which is the subject of federal, state or local enforcement actions or other investigations which would be expected to lead to material claims against the Company or any Subsidiary for remediation by the Company or any Subsidiary pursuant to applicable Environmental Laws.

2.20. Labor Matters.

(a) Set forth on Schedule 2.20(a) of the Company Disclosure Schedule is a complete list of:  (i) all current directors of the Company and each of its Subsidiaries; (ii) all current officers (with office held) of the Company and each of its Subsidiaries; and (iii) all employees (active or other) of the Company and each of its Subsidiaries employed in the United States, whose annual base salary exceeds $100,000, together, in each case, with the base salary payable to each and, if any, the amount of incentive or bonus payments due and owing to such persons but not yet paid and the date of employment or appointment of each such person.

(b) Except as set forth on Schedule 2.20(b) of the Company Disclosure Schedule:  (i) all Contracts between the Company or one of its Subsidiaries and any of the individuals listed on Schedule 2.20(a) of the Company Disclosure Schedule are terminable at any time on one (1) month’s notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law; and (ii) none of the individuals listed on Schedule 2.20(a) of the Company Disclosure Schedule have provided written notice to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 2.20(c) of the Company Disclosure Schedule, with respect to the employees or operations of the Company or any of its Subsidiaries in the United States:  (i) neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with respect to any of their employees; (ii) there is no labor strike, work stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries; (iii) to the Company’s knowledge, no union organizing campaign is in progress with respect to any of employees of the Company or any of its Subsidiaries; (iv) no union or other labor organization has filed a petition with the National Labor Relations Board seeking an election or certification as the exclusive collective bargaining representative of any employees of the Company or any of its Subsidiaries; and (v) there is no unfair labor practice charge or complaint, or union grievance or arbitration proceeding, pending against the Company or any of its Subsidiaries.

(d) Except as disclosed on Schedule 2.20(d) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all Laws of the United States relating to minimum wages and overtime payments, discrimination in employment, fair employment practices (including wrongful termination), the employment of individuals who are not citizens of the United States, family leave and occupational safety and health standards.

(e) Except as set forth on Schedule 2.20(e) of the Company Disclosure Schedule, there are no pending workers compensation claims involving any employees of the Company or any of its Subsidiaries in the United States and, since January 1, 2008, there have not been any workers compensation claims against the Company or its Subsidiaries in the United States relating to the use or existence of asbestos in any of the products, the manufacturing process or workplace setting of the Company or any of its Subsidiaries.

(f) Except as set forth on Schedule 2.20(f) of the Company Disclosure Schedule, the Company and all of its Subsidiaries have signed written employment contracts with each and every employee in jurisdictions where a written employment contract is legally required for employment and there is currently no claim or any valid basis for a claim against the Company or any of its Subsidiaries in relation to this legal requirement.

2.21. Employee Benefit Matters.

(a) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding and neither the Company nor any of its Subsidiaries is a party to or subject to liability under:  (i) any material agreement, arrangement, plan, or policy, qualified or non-qualified, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (ii) any material employment, consulting, engagement, or retainer agreement or golden parachute arrangement or arrangement ((i)(A) and (i)(B) together the “Plans” and each item thereunder a “Plan”).  For any Plans of the Company or its Subsidiaries so disclosed on Schedule 2.21 of the Company Disclosure Schedule, such disclosure lists any U.S. Plans and any non-U.S. Plans separately.  True, correct, and complete copies of all documents creating or evidencing any Plan listed on Schedule 2.21 of the Company Disclosure Schedule have been provided or made available in the Electronic Dealroom.  Other than amendments provided to Buyer, no amendments have been made to or promised with respect to any Plans.  To the extent applicable with respect to each Plan, true, correct, and complete copies of the current summary plan descriptions, including any summaries of material modifications, have been provided or made available in the Electronic Dealroom.

(b) Except as where it has not caused the Company or any of its Subsidiaries to be subjected to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect, each Plan covering individuals who are employed by the Company or any of its Subsidiaries complies with, has been established, administered, operated and maintained in compliance with its terms and in compliance with, and neither the Company nor any Subsidiary of the Company has any direct or indirect liability for non-compliance under, ERISA or any other Law applicable to any Plan.  To the extent applicable with respect to each Plan, true, correct and complete copies of the most recent Forms 5500, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accounts and all actuarial reports, have been have been provided or made available in the Electronic Dealroom.  Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received a determination letter from the Internal Revenue Service (a copy of which has been made available to Buyer) to the effect that such Plan and related trusts have been determined to be exempt from taxation.  Nothing has occurred that would reasonably be expected to cause, and no Action is pending or, to the Company’s knowledge, threatened in writing, which would reasonably be expected to result in the loss of such exemption or qualification.  Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, all material reports, returns and similar documents with respect to the Plans required to be filed with any Governmental Authority have been duly and timely filed or distributed.

(c) Neither the Company nor any of its Subsidiaries (i) has made, or has any or has had any obligation to make, any contributions to any multiemployer plan (as defined in Section 4001(a)(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”)) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, or (ii) is considered a single employer under Section 414 of the Code with any other entity which contributed to or has had an obligation to contribute to any such plans.

(d) Except as set forth Schedule 2.21 of the Company Disclosure Schedule, with respect to each Plan, no prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred and for which the Company or its Subsidiaries have any unsatisfied material liability.

(e) Except as where such failure to comply or operate has not caused the Company or any of its Subsidiaries to be subjected to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect, each Plan which is a group health plan (as such term is defined in Code Section 5001(b)) complies and has been operated in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996, as amended and any substantially similar state and local laws, to the extent applicable.

(f) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation to provide any material life, medical or other welfare benefits to former or retired employees, other than as required by COBRA.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, full payment has been made of all amounts due under each of the Plans and to each person employed or formerly employed by the Company that are required under the terms of the Plans to be paid.

(h) Except as where such failure to timely contribute has not caused the Company or any of its Subsidiaries to be subjected to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect, all contributions to the Plans have been made on a timely basis in accordance with ERISA and the Code.

(i) Except as where such failure to pay in full has not caused the Company or any of its Subsidiaries to be subjected to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect, all insurance premiums have been paid in full, subject only to normal retroactive adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the date hereof.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no pending or threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan described in Schedule 2.21 of the Company Disclosure Schedule hereof and to the knowledge of the Company, no facts exist that would reasonably be expected to give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claim for benefits.

(k) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, all material expenses and material liabilities relating to all of the Plans described on Schedule 2.21 of the Company Disclosure Schedule have been fully and properly accrued on the books and records of the Company and its Subsidiaries and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.  The statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of change in fund balances, financial position and net assets available for benefits under the Plans for such fiscal years, copies of which have been certified by the Company and furnished to Buyer, fairly represent the financial condition of such Plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such Plans, which written reports have been furnished to Buyer.

(l) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, each material Plan may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or its Subsidiaries on or at any time after the Closing Date, subject to applicable Law and the terms of such Plan.

(m) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintain any Plan or other material benefit arrangement covering any employee or former employee outside of the United States nor has ever been obligated to contribute to any such Plan.

(n) Except as where it has not caused the Company or any of its Subsidiaries to be subjected to any material liability or otherwise adversely affected the Company or any of its Subsidiaries in any material respect, each Plan, agreement or arrangement which provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2008, been operated in good faith compliance with Code Section 409A.

(o) Except as set forth on Schedule 2.21 of the Company Disclosure Schedule, the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Parent or Buyer following the Closing, will not (i) entitle any current or former employee of the Company or its Subsidiaries to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company or its Subsidiaries, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

2.22. Customers and Suppliers.  Schedule 2.22 of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest customers of the Company and its Subsidiaries and the ten (10) largest suppliers of the Company and its Subsidiaries, by volume of sales and purchases, respectively (by dollar volume) for the year ended December 31, 2009 and the eleven month period ended November 30, 2010.  Except as disclosed on Schedule 2.22 of the Company Disclosure Schedule, since January 1, 2010 the Company has not received any written notice from any supplier listed on Schedule 2.22 of the Company Disclosure Schedule to the effect that such supplier will terminate its relationship with the Company or its Subsidiaries, as the case may be.  Except as disclosed on Schedule 2.22 of the Company Disclosure Schedule, since January 1, 2010 neither the Company nor any of its Subsidiaries has received any written notice from any customer listed on Schedule 2.22 of the Company Disclosure Schedule to the effect that such customer will terminate its relationship with the Company or its Subsidiaries, as the case may be.

2.23. Foreign Operations and Export/Import Compliance.  The Company and each of its Subsidiaries have since January 1, 2009 acted:

(a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or any of its Subsidiaries activities in such jurisdictions, except where failure to have such valid qualifications would not reasonably be expected to have a Company Material Adverse Effect;

(b) in material compliance with all applicable foreign Laws, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) in material compliance with all applicable export-control, sanctions and anti-boycott laws, rules, and regulations of the United States, including but not limited to the U.S. Commerce Department’s Export Administration Regulations and all sanctions and anti-boycott laws, rules and regulations monitored or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and other Treasury agencies, and in material compliance with all applicable export-control, sanctions and anti-boycott laws, rules and regulations maintained by other jurisdictions, but only to the extent that such laws, rules, regulations, or sanctions programs of such other jurisdiction are not in contravention of any U.S. law, rule or regulation, or sanction program and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions, and any required export or reexport licenses or authorizations granted under such laws, regulations or orders;

(d) in all material respects without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption law;

(e) without written notice of material violation of and in material compliance with any and all applicable U.S. and foreign import Laws, orders or regulations of any applicable jurisdiction, including but not limited to all applicable customs, antidumping and countervailing duty laws, orders or regulations, as amended from time to time, and without notice of violation of and in material compliance with any required import permits, licenses, authorizations and general licenses granted under such Laws; and

(g)           except as set forth on Schedule 2.23, each of the Company and its Subsidiaries since January 1, 2009 has not been the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection.  No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company or any of its Subsidiaries.

2.24. Brokers, Finders.  Except for D.A. Davidson & Co., no finder, broker, agent, or other intermediary, acting on behalf of the Company or any of its Subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.25. Investment Company.  The Company is not an “investment company”, or an “affiliated person” of an “investment company”, or a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940.

2.26. Company Material Adverse Effect.  For purposes of this Agreement, “Company Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, (1) has or results in, or would reasonably be expected to have or result in, a material adverse effect upon the financial condition, business, or results of operations of the Company and its Subsidiaries; provided, however, that “Material Adverse Effect” shall not take into account any adverse change, event or effect to the extent arising from:  (i) conditions generally affecting the United States economy or generally affecting the industries in which the Company and its Subsidiaries operate; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); and (iv) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the change, effect, event, occurrence or circumstance giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), except to the extent such change, effect, event, occurrence or circumstance in the cases of clauses (i) through (iii) above has a disproportionate effect on the Company or its Subsidiaries relative to other participants in the industry in which the Company or its Subsidiaries operate (in which event the extent of such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect); or (2) does, or would reasonably be expected to, impair or materially delay the ability of Sellers or the Company to consummate the transactions contemplated by, or promptly perform their obligations under, this Agreement.

2.27. No Additional Representations.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 2 AND ARTICLE 3 OF THIS AGREEMENT AND IN THE CERTIFICATES DELIVERED BY THE COMPANY PURSUANT TO SECTION 1.4 OF THIS AGREEMENT, NONE OF THE COMPANY, THE SELLERS OR THE REPRESENTATIVE MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to Parent and Buyer that the statements contained in this Article 3 are true and correct on the date hereof.

3.1. Authorization; Enforceability.

(a) Each of the Sellers has full power and authority to enter into this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

(b) This Agreement, assuming due and valid authorization, execution and delivery by the Company, Representative, Parent and Buyer, constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its respective terms, except to the extent that enforceability hereof may be affected by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

3.2. Ownership of Shares.  Each Seller is the beneficial and record owner of the number of shares of Company Capital Stock listed next to such Seller’s name on Annex 1 attached hereto, free and clear of any Liens.  The Sellers are not subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire or retire the Company Capital Stock or any other securities of the Company.  Except as set forth on Schedule 2.3(a) of the Company Disclosure Schedule, there are no shareholder agreements, buy-sell agreements, voting trust or other agreement or understanding to which the Sellers is a party or to which he or she is bound or by which any of his or her shares of Company Capital Stock are bound.

3.3. Representation by Counsel.  Each of the Sellers:  (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with his or her attorney and other advisors, if any, and has availed himself or herself of this right and opportunity; (c) has read and understands this Agreement; and (d) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

3.4. Brokers, Finders.  Except for D.A. Davidson & Co., no finder, broker, agent, or other intermediary, acting on behalf of the Sellers, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant to the Sellers that the statements contained in this Article 4 are true and correct on the date hereof.

4.1. Organization; Authorization.

(a) Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York.  Buyer is a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated, validly existing and in good standing under the laws of the Netherlands.

(b) Each of Parent and Buyer has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Buyer has been duly authorized by all requisite corporate action on the part of Parent and Buyer, and no other corporate or stockholder action on the part of Parent or Buyer or their respective stockholders is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by Parent and Buyer of the transactions contemplated hereby.  This Agreement, assuming due and valid authorization, execution and delivery by the Company, the Sellers and the Representative, constitutes a legal, valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its respective terms, except to the extent that enforceability hereof may be affected by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

4.2. Non-Contravention; Consents.

(a) Except as set forth on Schedule 4.2(a), neither Parent nor Buyer is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, Lien, lease, Contract or other instrument or written obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by them of this Agreement, the Earnout Agreement or the Escrow Agreement, except where any of the foregoing would not reasonably be expected to materially impair Parent or Buyer’s ability to consummate the transactions contemplated hereby and by the Earnout Agreement and the Escrow Agreement or to have a material adverse effect on Parent or Buyer.

(b) Except as set forth on Schedule 4.2(b), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third Person or Governmental Authority is required in connection with the execution, delivery or performance of this Agreement, the Earnout Agreement and the Escrow Agreement by Parent and Buyer, or the consummation by Parent and Buyer of the transactions contemplated hereby or by the Earnout Agreement or the Escrow Agreement, except for such permit, consent, waiver, approval or authorization of, or declaration to or filing or registration, the failure of which to make or obtain would not reasonably be expected to materially impair Parent or Buyer’s ability to consummate the transactions contemplated hereby and by the Earnout Agreement and the Escrow Agreement or to have a material adverse effect on Parent or Buyer.

(c) Except as set forth on Schedule 4.2(c), the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against Parent or Buyer or any of the properties or assets of Parent or Buyer, except for such Liens that would not reasonably be expect to materially impair Parent or Buyer’s ability to consummate the transactions contemplated hereby and by the Earnout Agreement and the Escrow Agreement or to have a material adverse effect on Parent or Buyer.

(d) None of the execution and delivery of this Agreement, the Earnout Agreement or the Escrow Agreement by Parent or Buyer, the performance by Parent or Buyer of their respective obligations hereunder or under the Earnout Agreement and the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate or result in any breach of any provision of the organizational documents of Parent or Buyer.

4.3. Brokers, Finders.  Except for Peter J. Solomon Securities Company, LLC, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.4. Litigation.  There is no Action or Order pending or, to the knowledge of Buyer, threatened against Parent or Buyer challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

4.5. Acknowledgement by Parent and Buyer.  Each of Parent and Buyer acknowledges that none of the Sellers, the Company, the Representative or their respective Affiliates, officers, directors, employees, agents or representatives (collectively, the “Company Parties”) are making any representations or warranties other than those set forth in Article 2 and Article 3 and in the certificate delivered by the Company pursuant to Section 1.4, whether or not any such representations or warranties were made in writing or orally.  Buyer acknowledges that no Company Party has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the transactions contemplated hereby except for the representations and warranties of the Company and Seller set forth in Article 2 or Article 3 and in the certificate delivered by the Company pursuant to Section 1.4, and neither Parent nor Buyer has relied on any other representation, warranty or statement other than the representations and warranties set forth in Article 2 and Article 3 and in the certificate delivered by the Company pursuant to Section 1.4.

4.6. No Additional Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT NOR BUYER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATTERS CONTEMPLATED HEREBY.

ARTICLE 5.

ADDITIONAL COVENANTS

5.1. Public Announcements; Confidentiality.  On the Closing Date, Parent and the Company shall issue a joint press release with respect to the transactions contemplated hereby.  Each of Parent, the Sellers and the Representative shall refrain from issuing any other press release in addition to the joint press release, scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, without, with respect to the Sellers and the Representative, the prior consent of Parent and, with respect to Parent, the prior written consent of the Representative, except in each case as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association.

5.2. Further Assurances.  From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

5.3. Taxes.

(a) Each of the Representative, Parent and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably requested for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  The Representative, Parent and Buyer shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.3.  Any Tax audit wherein Parent reasonably believes, that, more likely than not, there will be an assertion of liability against the Company or other Tax proceeding for which indemnification may be available under this Agreement shall be deemed to be a Third Person Claim subject to the procedures set forth in Section 6.5 of this Agreement.

(b) Pursuant to Treasury Regulation Section 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3)(i), the Company shall furnish to Buyer the Statement not more than 30 days prior to the Closing Date.  The Company shall mail a copy of the Statement to the IRS within 30 days of providing such Statement to Buyer, but in no event later than the Closing Date.

(c) The parties hereto acknowledge and agree that the Charitable Escrow Amount shall be treated for all Tax purposes as owned by Buyer unless and until it is paid in whole or in part to the Brown Shoe Charitable Trust.  Any amounts so paid shall be treated as paid directly from Buyer to the Brown Shoe Charitable Trust, and any deductions attributable to any such payment shall be solely for the account of Parent and Buyer, and no party hereto shall take any position inconsistent with such treatment for Tax purposes.  Notwithstanding the foregoing, in the event that any Governmental Authority of the United States, a state or subdivision thereof, requires any Seller to include any portion of the Charitable Escrow Amount in taxable income:

(i) Such Seller shall claim charitable contribution deductions attributable to the contribution of that portion of the Charitable Escrow Amount to the Brown Shoe Charitable Trust to the extent permitted by Law;

(ii) Parent and Buyer agree to indemnify such Seller for any such Taxes actually paid attributable to the inclusion of such Seller’s portion of the Charitable Escrow Amount in such Seller’s income, net of any reduction in such Taxes actually paid by such Seller as a result of any charitable contribution deduction attributable to any portion of the Charitable Escrow Amount; and

(iii) in the event that Parent and Buyer are required to indemnify any Seller pursuant to clause (ii) above and such Taxes actually paid by any such Seller in a future period is reduced as a result of a charitable contribution deduction attributable to any portion of the Charitable Escrow Amount, such Seller shall pay over to Buyer an amount equal to such reduction in such Tax liability, provided that the aggregate payments made by any Seller under this clause (iii) shall not exceed the amount of indemnification payments made to such Seller under clause (ii).

5.4. Seller Release.

(a) Effective as of the Closing, each of the Sellers releases any and all right, title, and interest in, under, or to the Company Capital Stock.  Each of the Sellers further waives, releases and discharges the Company, Parent, Buyer, and any of their respective affiliates and Subsidiaries, and the owners of each of the foregoing, and the directors, managers, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing (the “Releasees”) from any and all claims and/or causes of action, known or unknown, which each such Seller may have or could claim to have against the Releasees in his or her capacity as a stockholder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement) or otherwise at law or equity, and such Seller agrees that he or she shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 5.4 shall not apply to (i) claims against Parent or Buyer asserted pursuant to this Agreement, the Escrow Agreement, the Earnout Agreement or the Non-Competition Agreement or against the Company pursuant to the Consulting Agreement or the Non-Competition Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, or (iii) liabilities relating to the employment by the Company of such Seller relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such employees incurred in the Ordinary Course of Business prior to Closing.  Each of the Sellers understands and agrees that he or she waives any rights he or she may have under Section 1542 of the California Civil Code, which provides that “A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  By executing this Agreement, each of the Sellers acknowledges that he or she has carefully read and fully understand the provisions of this Section 5.4 and further acknowledges that he or she is executing this Agreement, and agreeing to this Section 5.4 knowingly and voluntarily and without duress, coercion or undue influence.

(b) Each of the Sellers affirms that the matters covered by the preceding paragraph includes, without limitation, (i) any claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the transactions contemplated hereby or the ownership of any of the shares of Company Capital Stock, (ii) any claims challenging or disputing the validity, enforceability, binding effect or legality of this Agreement or the transactions contemplated hereby, and (iii) any claims for breach of fiduciary duty arising from any actions or inactions of others at or prior to the Closing Date, including, without limitation, related to the transactions contemplated hereby.  Each Seller understands and agrees that he or she waives any rights that he or she may have with respect to indemnification under Delaware law, the Company’s and its Subsidiaries’ constituent documents and, as applicable, any policy of director and officer liability insurance (other than claims covered by director and officer liability insurance of the Company, which insurance exists on the day prior to Closing and has been paid for by the Company prior to Closing).

5.5. Legal Representation.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Dechert LLP (“Dechert”) currently serves as counsel to both (a) the Company and its Subsidiaries and (b) the Founding Stockholders in connection with the negotiation, preparation, execution and delivery of this Agreement, the other ancillary agreements and the consummation of the transactions contemplated by this Agreement.  There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of the Founding Stockholders and the Company may no longer be aligned or when, for any reason, the Founding Stockholders, Dechert or the Company believes that Dechert cannot or should no longer represent both the Founding Stockholders and the Company.  In addition, the Parties agree that following consummation of the transactions contemplated by this Agreement, Dechert may serve as counsel to (x) the Representative or (y) any other Seller in the event such Person so requests, in either case, including in connection with matters adverse to the Company, so long as matters are not related to any matter where Dechert represented the Company or any of its Subsidiaries; provided, however, that the parties agree that Dechert may continue to represent the Representative or any Seller in any matter arising out of the enforcement of or resolution of a dispute related to this Agreement or the transactions contemplated hereby.  The parties understand and specifically agree that in any matter arising out of the enforcement of or resolution of a dispute related to this Agreement or the transactions contemplated hereby, Dechert may withdraw from representing the Company and continue to represent the Founding Stockholders, and the Company hereby consents thereto and waives any conflict of interest arising therefrom.

5.6. Reliance.  Each of the Sellers acknowledges and agrees that both Parent and Buyer have relied upon each of the representations and warranties (individually and in the aggregate) made by the Company and the Sellers in this Agreement, including the representations and warranties contained herein with respect to the materials, documents and other information relating to the Company and/or its Subsidiaries made available to Parent, Buyer or their Representatives in the Electronic Dealroom.

ARTICLE 6.

INDEMNIFICATION

6.1. Survival of Representations and Warranties and Covenants.  The representations and warranties of the Parties made herein shall survive the Closing and continue in effect until the one year anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 2.3 (Capitalization), Section 2.4(a) (Authorization; Enforceability), Section 2.7(c) (Liabilities of the Designated Entities),  Section 2.16(b) (Distributions), Section 2.18 (Transactions with Related Persons), Section 2.24 (Brokers, Finders), Section 3.1 (Authorization; Enforceability), Section 3.2 (Ownership of Shares), Section 3.3 (Representation by Counsel), Section 3.4 (Brokers, Finders), Section 4.1(b) (Authorization) and Section 4.3 (Brokers, Finders) (collectively, such representations and warranties the “Fundamental Reps”) shall survive in perpetuity.  The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity.  Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 6.1, and if such written notice is given in accordance with the provisions hereof and the provisions of the Escrow Agreement, the survival period for such representation and warranty shall continue until the claim is finally resolved.

6.2. Indemnification of Parent and Buyer.

(a) Pursuant to this Agreement and the Escrow Agreement and subject to the limitations contained in this Article 6, Parent, Buyer and their Affiliates (including, from and after the Closing, the Company) and the stockholders (other than the stockholders of Parent), directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Buyer Indemnified Persons”), shall be indemnified and held harmless by the Sellers from and against, and each Seller shall thereby waive any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to, any and all claims, losses, Taxes, judgments, orders, damages, liabilities, expenses or costs (“Losses”), minus (i) (a) the amount actually recovered by the Indemnified Party with respect to such Loss under any insurance policies maintained by the Company, net of reasonable expenses incurred by the Indemnified Party in obtaining such recovery and the net present value of any increase in premiums the Indemnified Party incurs as a result of such recovery minus (b) the amount of any Tax benefit that is actually recognized as a result of all or part of such Losses, when and as recognized, plus (ii) reasonable attorneys’ fees and expenses incurred or accrued in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the Prime Rate, as it appears in the Wall Street Journal, from the date that such Losses were incurred until the day immediately prior to the date of payment to the Indemnified Party, determined based on a 360-day year (such net amount, “Indemnified Losses”) incurred by or sustained by, or imposed upon, any of them resulting from or arising out of:

(i) any breach of any representation or warranty made by the Company in Article 2 of this Agreement, the Escrow Agreement or any other ancillary document;

(ii) any breach of any representation or warranty made by the Sellers in Article 3 of this Agreement, the Escrow Agreement or any other ancillary document;

(iii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by the Company, the Sellers or the Representative of, any covenant or agreement contained in this Agreement, the Escrow Agreement or any other ancillary document (including any certificate delivered pursuant to this Agreement);

(iv) the amount of any Excess Transaction Expenses, but only to the extent that such Excess Transaction Expenses were not deducted from the Aggregate Purchase Price pursuant to Section 1.3(a)(i); or

(v) actions taken to complete, or the failure to complete, the transactions contemplated by that certain Shares Sale and Purchase Agreement dated as of 18 February, 2011 among Shirley Lee, Johnny Chi-Pao Liao, Johnny HC Liao and ASG Asia for the proposed acquisition by ASG Asia of the outstanding shares of WII, including any costs incurred by ASG Asia to enforce its rights thereunder.

To the extent any Tax benefit relating to a Loss is not recognized until after any Buyer Indemnified Persons receive indemnification payments pursuant to this Article 6, such Buyer Indemnified Persons shall pay over to the Escrow Agent (to the extent that (a) amounts have been paid to Buyer out of the Escrow Amount and (b) the payment date is prior to the one (1) year anniversary of this Agreement), to the Brown Shoe Charitable Trust (if such amounts have been paid to Buyer out of the Escrow Account and would have been released to the Brown Shoe Charitable Trust under the terms of the Escrow Agreement) or to the Representative for further distribution to the Founding Stockholders (if such amounts have been paid to Buyer out of the Escrow Account and would have been released to the Founding Stockholders under the terms of the Escrow Agreement) or to the Sellers (in any other circumstance) an amount equal to any such Tax benefit at such time or times as such benefit is actually recognized.

The Indemnified Party shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Indemnified Losses therefor, and the Parties hereto agree, without limiting any other rights any Indemnifying Party may have against Buyer, not to delay in any manner the payment to Buyer or any Buyer Indemnified Person of such indemnification based on Buyer’s non-fulfillment of the foregoing obligation at the time any such claim is made.  To the extent that any insurance payment is actually recovered by an Indemnified Party after the related indemnification payment has been made pursuant to this Agreement and/or the Escrow Agreement, the Indemnified Person will pay over to the Escrow Agent (to the extent that (a) amounts have been paid to Buyer out of the Escrow Amount and (b) the payment date is prior to the one (1) year anniversary of this Agreement), to the Brown Shoe Charitable Trust (if such amounts have been paid to Buyer out of the Escrow Account and would have been released to the Brown Shoe Charitable Trust under the terms of the Escrow Agreement) or to the Representative for further distribution to the Founding Stockholders (if such amounts have been paid to Buyer out of the Escrow Account and would have been released to the Founding Stockholders under the terms of the Escrow Agreement) or to the Sellers (in any other circumstance) the amounts of such insurance payments promptly after they are actually recovered.

If a payment with respect to a Tax benefit which is actually recognized is not paid by such Buyer Indemnified Person to the Escrow Agent, the Brown Shoe Charitable Trust or the Representative within thirty days of such time when such benefit is actually recognized, the payment by the Buyer Indemnified Person to the Escrow Agent, the Brown Shoe Charitable Trust or the Representative with respect to such Tax benefit shall include interest on such amount at the Prime Rate, as it appears in the Wall Street Journal, from the date that such amount was actually recognized until the day immediately prior to the date of payment to the Escrow Agent, the Brown Shoe Charitable Trust or the Representative for further distribution to the Founding Stockholders or the Sellers, as the case may be, determined based on a 360-day year.

If an insurance payment which is actually recovered is not paid by an Indemnified Party to the Escrow Agent, the Brown Shoe Charitable Trust or the Representative within thirty days of such time when such insurance payment is actually recovered, the payment by the Indemnified Party to the Escrow Agent, the Brown Shoe Charitable Trust  or the Representative with respect to such insurance payment shall include interest on such amount at the Prime Rate, as it appears in the Wall Street Journal, from the date that such amount was actually recovered until the day immediately prior to the date of payment to the Escrow Agent, the Brown Shoe Charitable Trust or the Representative for further distribution to the Founding Stockholders or the Sellers, as the case may be, determined based on a 360-day year.

(b) The Sellers shall severally and not jointly indemnify and hold harmless each of the Buyer Indemnified Persons from and against the Losses set forth in Section 6.2(a), and each Seller waives any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to such Seller’s Percentage of any Indemnified Losses.  For purposes of this Agreement, the term “Percentage” means, with respect to each Seller, the percentage set forth next to such Seller’s name on Annex 1; provided, however, that each Seller shall bear full responsibility for any breach of the representations and warranties by such Seller contained in Article 3 and no other Seller shall have any responsibility for any breach by any other Seller of such representations and warranties, and further the Buyer Indemnified Parties shall have recourse under this Article 6 only against such Seller (subject to the provisions of this Article 6) in breach of such representations and warranties.

(c) For all Tax purposes, all indemnification payments under this Article 6 shall be treated by the Parties as adjustments to the Aggregate Purchase Price to the extent permitted by applicable Law.

6.3. Indemnification of the Sellers.  Parent and Buyer shall hold the Sellers, and the members, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Seller Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) any breach of any representation or warranty made by Parent or Buyer in this Agreement, the Escrow Agreement or any ancillary document; or

(b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Parent or Buyer of any covenant or agreement of Parent or Buyer contained in this Agreement, the Escrow Agreement or any ancillary document.

6.4. Notice of Claim.  In the event that Parent or Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or the Representative or a Seller seeks indemnification on behalf of a Seller Indemnified Person, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice in accordance with Section 7.1 to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent ascertainable, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged or prejudiced thereby.  Subject to the terms of this Agreement and any applicable terms of the Escrow Agreement, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any claim not more than thirty (30) days after the claim is resolved in accordance with the terms of this Agreement and any applicable terms of the Escrow Agreement, or to the extent that the Indemnifying Party does not respond to the notice from the Indemnified Party, then thirty (30) days from the delivery of such notice.  For purposes of this Article 6, the Representative has the full authority to act on behalf of the Sellers and the Seller Indemnified Persons as either an Indemnifying Party or the Indemnified Party, provided that as set forth in this Agreement, Parent or Buyer shall have given notice to all Sellers pursuant to giving notice to the Representative.

6.5. Right to Contest Claims of Third Persons.

(a) If an Indemnified Party is entitled to indemnification hereunder because of a claim (a “Third Person Claim”) asserted by any claimant other than an Indemnified Party hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof in accordance with Section 7.1; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged or prejudiced thereby.  Except as otherwise provided in this Section 6.5, in the event that the Third Person Claim seeks recovery of damages in an amount which is less than one hundred fifty percent (150%) of the maximum remaining amount of Indemnified Losses for which the Indemnifying Party may be liable to indemnify the Indemnified Party hereunder (a “Special Third Person Claim”), the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within fifteen (15) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the Special Third Person Claim; provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim subject to the applicable limitations set forth in this Article 6.  The Indemnified Party may thereafter participate in (but not control) the defense of any such Special Third Person Claim with its own counsel at its own expense, unless in the reasonable opinion of counsel, there exists a conflict of interest between the Indemnified Party and the Indemnifying Party that cannot be waived, in which case such representation shall be at the expense of the Indemnifying Party.  In the event that the Indemnifying Party delivers a Defense Notice with respect to such Special Third Party Claim and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing.  Notwithstanding the foregoing, if at any time a Third Person Claim no longer qualifies as a Special Third Person Claim, then  the Indemnified Party shall have the right to take control of the defense of such Third Person Claim and investigate, contest, and settle such Third Person Claim, subject to the consent of the Indemnifying Party as set forth in Section 6.5(c) hereof.

(b) Unless and until the Indemnifying Party sends a Defense Notice, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount, subject to this Article 6, of the reasonable costs of defense.  In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15) day period, in light of the circumstances, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim (subject to the consent of the Indemnifying Party as set forth in Section 6.5(c) hereof), (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs, including reasonable out of pocket expenses, and settlement amounts, subject to this Article 6, paid or incurred in connection therewith.

(c) The Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Special Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(d) Notwithstanding anything to the contrary contained in this Section 6.5, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if, in the Indemnified Party’s reasonable judgment, it was unsuccessful, (A) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (B) would reasonably be expected to exceed the Buyer Cap or the Sellers’ Cap, as applicable, in either case as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within fifteen (15) days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 6.5(d), in accordance with its reasonable judgment, or (iv) subject to clause (iii) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

6.6. Limitations on Indemnity.

(a) From and after the Closing, the Buyer Indemnified Persons shall not be entitled to indemnification in respect of Indemnified Losses pursuant to Section 6.2(a)(i) resulting from or arising out of breaches of the representations and warranties contained in Article 2 of this Agreement unless and until such Indemnified Losses exceed two million dollars ($2,000,000.00) in the aggregate (the “Indemnification Threshold”), but then only to the extent of any such excess; provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of the Fundamental Reps or to the obligations of the Sellers to the extent a breach results from fraud or the obligations of Jerome A. Turner to the extent a breach results from willful misconduct.  For purposes of this Agreement, “willful misconduct” shall mean a conscious, voluntary act or omission taken with intentional disregard of legal or contractual duty and knowledge that such action or omission is a breach of such legal or contractual duty.

(b) From and after the Closing, Parent and Buyer shall have no obligation to indemnify Seller Indemnified Persons in respect of Indemnified Losses pursuant to Section 6.3(a) resulting from or arising out of breaches of the representations and warranties contained in Article 4 of this Agreement unless such Indemnified Losses exceed the Indemnification Threshold, but then only to the full extent of any such excess; provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to any breach of the Fundamental Reps.

(c) From and after the Closing, except as provided below, the aggregate amount of Indemnified Losses that may be recovered by the Buyer Indemnified Persons under Section 6.2(a)(i) may not exceed $7,500,000.00 (the “Buyer Cap”).  From and after the Closing, other than in the case of fraud, willful misconduct (as provided in Section 6.6(d)), or breaches of Fundamental Reps, the Buyer Indemnified Persons shall recover any Indemnified Losses that may be recovered by the Buyer Indemnified Persons under Section 6.2(a)(i) first from the available balance in the Escrow Account, and to the extent such amounts are insufficient, then second, such remaining amounts from the Sellers, on a several, and not joint, basis, based on each Seller’s Percentage.  For purposes of clarification, other than in the case of fraud, willful misconduct (as provided in Section 6.6(d)), or breaches of the Fundamental Reps, the amount of Indemnified Losses that may be recovered by the Buyer Indemnified Persons under Section 6.2(a)(i) other than from the Escrow Amount may not exceed $2,500,000.00 in the aggregate.  From and after the Closing, other than in the case of fraud or willful misconduct (as provided in Section 6.6(d)), the Buyer Indemnified Persons shall recover the first $100,000 of Indemnified Losses that may be recovered by the Buyer Indemnified Persons under Section 6.2(a)(iv) from the available balance in the Escrow Account, and thereafter from the Representative on behalf of the Sellers.  Notwithstanding the first four sentences of this Section 6.6(c), the Buyer Cap shall not apply to (A) breaches of the Fundamental Reps, (B) Sections 6.2(a)(ii) through 6.2(a)(v), (C) the obligations of the Sellers to the extent a breach results from fraud or (D) the obligations of Jerome A. Turner to the extent a breach results from willful misconduct.

(d) For the avoidance of doubt, the limitations set forth in Section 6.6(a) and Section 6.6(c) shall not apply (i) to the obligations of the Sellers to the extent a breach results from fraud and (ii) to the obligations of Jerome A. Turner to the extent a breach results from willful misconduct.

(e) From and after the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Seller Indemnified Persons under Section 6.3(a) may not exceed $7,500,000.00 (the “Sellers Cap”).  Notwithstanding the first sentence of this Section 6.6(e), (A) the Sellers Cap shall not apply to the Fundamental Reps, and (B) the Sellers Cap shall not apply to the obligations of Parent or Buyer hereto to the extent a breach results from fraud.

(f) The representations and warranties of the Company and the Sellers shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted by Parent, Buyer or their representatives before or after the Closing or the knowledge of Parent or Buyer of any breach of a representation, warranty, covenant or agreement by the other Parties at any time, or the decision of Parent or Buyer to complete the Closing.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

7.1. Notice.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given one (1) Business Day after deposited with an overnight courier service if delivered by overnight courier, email, upon electronic confirmation of receipt if faxed during normal business hours and otherwise upon the opening of business on the next Business Day or five (5) days after depositing in the United States mail, postage prepaid, certified or registered mail, return receipt requested to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 7.1):

If to Parent or Buyer:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Attention:  Michael I. Oberlander
Facsimile:  (314) 854-2044
Email:  moberlander@brownshoe.com

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Attention:  Mark E. Hood
Facsimile:  (314) 854-2044
Email:  mhood@brownshoe.com

with a copy to:

Bryan Cave LLP
One Metropolitan Square
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention:  William F. Seabaugh
Stephanie M. Hosler
Facsimile:  (314) 259-2020
Email:  wfseabaugh@bryancave.com
smhosler@bryancave.com

If to the Representative:

Jerome A. Turner
3 Seashell
Newport Beach, CA 92657

With a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention:  David Schulman
Stephen M. Leitzell
Facsimile:  (215) 994-2222
Email:  david.schulman@dechert.com
stephen.leitzell@dechert.com

7.2. Entire Agreement.  This Agreement, the Escrow Agreement, the Earnout Agreement, the Consulting Agreement, the Non-Competition Agreements and the Schedules and Exhibits hereto and thereto embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, both written and oral, relative to such subject matter.

7.3. Assignment; Binding Agreement.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise).  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise); provided, that the foregoing may be transferred, delegated, or assigned by Parent and Buyer with the prior written consent of the Representative (which consent shall not be unreasonably withheld) and may be transferred, delegated, or assigned by the Representative with the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent and Buyer shall have the right to transfer and assign their rights hereunder to any entity which is controlled by Parent or Buyer.

7.4. Counterparts.  This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.5. Headings; Interpretation; Company Disclosure Schedules.

(a) The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively.  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.  Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.  Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

(b) The representations and warranties in this Agreement (i) are the product of negotiations among the parties hereto, (ii) are for the sole benefit of the parties hereto, (iii) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (iv) have been qualified by reference to the Company Disclosure Schedule which contains certain disclosures that are not reflected in the text of this Agreement and (v) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.  Consequently, Persons other than the Indemnified Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

(d) A disclosure of an item included on a Schedule in Article 2 or Article 3 shall be deemed to relate to (i) the representations and warranties of the Company or the Sellers that are contained in the corresponding Section or subsection, as applicable, of this Agreement and (ii) any other representation and warranty of the Company or Sellers that is contained in another Section or subsection of this Agreement, but only so long as the application to any such other Section or subsection is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or subsection.

7.6. Expenses.  Except for Seller Transaction Expenses, which shall be handled in accordance with Section 1.5, Section 1.8 and Article 6, each Party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby.

7.7. Remedies Cumulative.

(a) Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

(b) Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that their sole and exclusive remedy for monetary damages with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in Article 6; provided, however, that (i) nothing herein will limit in any way any Party’s rights hereunder, or otherwise, to specific performance, injunctive relief or other equitable relief, (ii) nothing herein will limit in any way any party’s rights under the Escrow Agreement, the Consulting Agreement, the Earnout Agreement, the Contribution Agreement and the Non-Competition Agreement, (iii) none of Parent, Buyer nor Sellers shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable Law or in instances of fraud and (iv) neither Parent nor Buyer shall be deemed to have waived any rights, claims, causes of action or remedies against Jerome A. Turner in instances of willful misconduct.

7.8. Governing Law.  This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

7.9. Submission to Jurisdiction; Waivers.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the United States District Court for Delaware or any Delaware State court and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts.  Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 7.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.  Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 7.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

(b) Each of the Parties hereto waives any right it may have to a trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any Party hereto.

7.10. No Waiver.  Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

7.11. Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

7.12. Amendments.  No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.

7.13. No Third Party Beneficiaries.  The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.

* * * *

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

PARENT:

BROWN SHOE COMPANY, INC.

By:  /s/ Mark E. Hood

Name: Mark E. Hood

Title:  Senior Vice President and Chief Financial Officer

BUYER:

BROWN SHOE NETHERLANDS B.V.

By:   /s/ Michael I. Oberlander
Name:  Michael I. Oberlander
Title:  Authorized Person

COMPANY:

AMERICAN SPORTING GOODS CORPORATION

By:  /s/ Jerome A. Turner

Name:  Jerome A. Turner

Title:  President

REPRESENTATIVE:

  /s/ Jerome A. Turner
Jerome A. Turner

SELLERS:

                                /s/ Margaret Uon
Margaret Uon

                                /s/ Andrew Oung
Andrew Oung

                                /s/ Jerome Turner
Jerome Turner

                                 /s/ Camille King
Camille King

                                   /s/ James Oung
James Oung

                                    /s/ Alice Oung
Alice Oung

                                /s/ Victoria Oung
Victoria Oung

                            /s/ K. Robert Turner
K. Robert Turner

                              /s/ Suzanne Turner
Suzanne Turner

                             /s/ Jonathan Turner
Jonathan Turner

ANNEX 1

Seller	Shares of Company Common Stock	Shares of Company Preferred Stock	Percentage	Portion of Cash Consideration (in USD)
Margaret Uon	34,240	7,308	34.80%	$48,391,702.91
Jerome Turner	12,800	2,940	14.00%	$18,870,225.30

Andrew Oung	26,400	6,930	33.00%	$46,836,959.63
Camille King	4,800	1,260	6.00%	$8,515,810.84
James Oung	4,800	1,260	6.00%	$8,515,810.84
Alice Oung	80	21	0.10%	$141,930.18
Victoria Oung	80	21	0.10%	$141,930.18
K. Robert Turner	1,600	420	2.00%	$2,838,603.61
Suzanne Turner	1,600	420	2.00%	$2,838,603.61
Jonathan Turner	1,600	420	2.00%	$2,838,603.61
Total				$139,930,180.71